Exhibit 10.48
MERGER AGREEMENT
AMONG
VESSEL BRAND, INC.,
FLORA GROWTH CORP.,
VESSEL ACQUISITION SUB, INC.
AND
THE SELLERS' REPRESENTATIVE
Dated as of October 27, 2021

MERGER AGREEMENT
MERGER AGREEMENT, dated as of October 27, 2021 (the "Agreement"), among Vessel Brand, Inc., a Delaware corporation, ("Vessel"), Flora Growth Corp., an Ontario corporation ("Flora"), Vessel Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Flora ("Acquisition Sub"), and James Choe, as representative of the Sellers for certain purposes described herein (the "Sellers' Representative").
PRELIMINARY STATEMENT:
WHEREAS, persons listed in Schedule 1.1 (the "Vessel Shareholders") are the owners of all of the issued and outstanding shares of common stock, $0.001 par value per share (the "Shares") of Vessel;
WHEREAS, Vessel is engaged in business in the cannabis consumer technology segment, with a portfolio of proprietary brands and products;
WHEREAS, Vessel and Flora intend that Flora acquire all of the Shares owned by the Canadian Shareholders (as defined herein) upon and subject to the terms and conditions set forth in this Agreement by means of a purchase and sale of such Shares (the "Initial Purchase Transaction");
WHEREAS, immediately after giving effect to the Initial Purchase Transaction, Flora, Vessel and Acquisition Sub intend to effect a proposed merger of Acquisition Sub with and into Vessel, with Acquisition Sub as the surviving corporation, in accordance with, and subject to, the terms and conditions of this Agreement, the Certificate of Merger and the DGCL, whereby, among other things, all the issued and outstanding Shares of Vessel as of immediately prior to the Effective Time (excluding the Shares subject to the Initial Purchase Transaction) will be converted into the right to receive cash and stock in the manner set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement;
WHEREAS, the board of directors of Vessel has unanimously (i) adopted, approved and declared advisable this Agreement, each other Transaction Document to which Vessel is or is to be a party, the Merger and the other transactions contemplated by this Agreement, (ii) determined that the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of Vessel and the Vessel Shareholders, (iii) resolved to recommend, and recommended to the Vessel Shareholders, the approval and adoption of this Agreement, the Merger, each other Transaction Document to which Vessel is or is to be a party and the other transactions contemplated by this Agreement and (iv) directed that this Agreement, the Merger, the other Transaction Documents to which Vessel is a party and the other transactions contemplated by this Agreement be submitted to the Vessel Shareholders for approval and adoption;
WHEREAS, the sole stockholder of Acquisition Sub has adopted, approved and declared advisable this Agreement, each other Transaction Document to which Acquisition Sub is or is to be a party, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Initial Purchase Transaction and the Merger shall, together, qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code;
WHEREAS, it is a condition and inducement to the obligations of Flora and Acquisition Sub to consummate the Merger and the other transactions contemplated by this Agreement that within 48 hours following the execution and delivery of this Agreement, the Requisite Supporting Shareholders will execute and deliver in accordance with Section 228 of the DGCL, a written consent in the form attached as Exhibit A (the "Vessel Shareholder Consent") approving this Agreement, the Merger, the other Transaction Documents to which Vessel is a party, and the other transactions contemplated by this Agreement in accordance with the DGCL, Vessel's Organizational Documents, the Shareholders Agreement and any other applicable agreements between Vessel, on the one hand, and any Vessel Shareholder, on the other hand;
WHEREAS, at the Closing, and as an inducement to Flora's willingness to enter into this Agreement, the Management Parties, each of whom will receive substantial benefit from the consummation of the transactions contemplated by this Agreement, shall have entered into restrictive covenant agreements in form and substance reasonably satisfactory to Flora, Vessel and each of the Management Parties (each, a "Restrictive Covenant Agreement"), pursuant to which such Persons shall have agreed to, among other things, make certain representations, warranties, and covenants for the benefit of Flora; and
WHEREAS, at the Closing, and as an inducement to Flora's willingness to enter into this Agreement, Vessel and the employees of Vessel identified on Schedule 1.3 hereto (the "Key Employees") shall have entered into employment, confidentiality and work product assignment agreements in form and substance reasonably satisfactory to Flora, Vessel and each of the Key Employees (the "Employment Agreements").
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties hereto as follows:

ARTICLE 1

DEFINITIONS

Section 1.1	Definitions.
In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
"Action" has the meaning specified in Section 4.10(c).
"Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  For the purposes of this definition, "control", when used with respect to any specified Person, means having, directly or indirectly, (a) the power to direct or cause the direction of the management and policies of that Person, whether through (i) a majority of the voting power of such Person, (ii) the ability to elect a majority of the members of the board of directors or other governing body of such Person, or (iii) Contract or otherwise, or (b) the ownership of more than fifty percent (50%) of the Equity Interests of such Person; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Agreement" has the meaning specified in the Preamble.
"Benefit Plans" has the meaning specified in Section 4.13(a).
"Business Agreements" has the meaning specified in Section 4.12.
"Business Day" means a day other than a Saturday, Sunday or public holiday in New York when banks in New York City are open for business.
"Business Intellectual Property" has the meaning specified in Section 4.8(a).
"Canadian Lock-Up Shareholder" means each of Rick McHardy and Mark Zivot.
"Canadian Shareholder" means any Vessel Shareholder that is not a non-resident of Canada for purposes of the ITA or, in the case of a Vessel Shareholder that is a partnership, is a "Canadian partnership" for purposes of the ITA.
"Capital Budget" means Vessel's forecast for capital expenditures as disclosed on Schedule 1.1(a).
"Cash Merger Consideration" has the meaning specified in Section 2.9(a).
"Certificate" means a certificate evidencing Shares.
"Closing" means the closing of the Merger.
"Closing Date" has the meaning specified in Section 3.1.
"COBRA" has the meaning specified in Section 4.13(i).
"Code" means the Internal Revenue Code of 1986, as amended.
"Competition Laws" means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Requirements of Law, including any antitrust, competition or trade regulation Requirements of Law, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) regulate the business or operations of the combined company.
"Consideration Allocation Spreadsheet" has the meaning specified in Section 2.9(c).
"Copyrights" means registrations and applications to register United States and foreign copyrights.

"Corporate Rights" has the meaning specified in Section 2.4.
"Court Order" means any judgment, order, injunction, writ, award or decree of any foreign, federal, state, provincial, territorial, local or other court, tribunal or other Governmental Body and any award in any arbitration proceeding.
"DGCL" means the Delaware General Corporation Law, as amended.
"Disclosure Schedules" or "Schedules" means the disclosure schedules delivered by Vessel to Flora and which form a part of this Agreement.
"EDGAR" means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC.
"Election Form" has the meaning specified in Section 2.9(b).
"Employees" has the meaning specified in Section 4.13(a).
"Employment Agreements" has the meaning specified in the Recitals.
"Encumbrance" means any lien, hypothecation, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.
"End Date" has the meaning specified in Section 10.1(d).
"Environmental Laws" means all Requirements of Law now in effect regulating, relating to, or imposing liability concerning any Hazardous Material or relating to pollution or protection of the environment, or human health or safety related to exposure to Hazardous Materials.
"Equity Interests" of any Person means, as applicable (i) any and all of its shares of capital stock, membership interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests or other equity interests or share capital of such Person, (iii) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" of Vessel shall mean any entity (whether or not incorporated) that, together with Vessel, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
"Excess Cash Amount" has the meaning specified in Section 2.9(a).

"Exercise Amount" means the total exercise price that would have been payable by a holder of a Vessel Option on exercise of such Vessel Option.
"Expenses" means any and all reasonable out-of-pocket expenses actually incurred in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).
"Financial Statements" has the meaning specified in Section 4.3.
"Flora" has the meaning specified in the first paragraph of this Agreement.
"Flora Audited Financial Statements" means the audited consolidated financial statements of Flora as at December 31, 2020 and 2019 and for the periods presented therein, including the notes thereto and the auditor's report thereon included in the 424(b)(4) prospectus filed with the SEC on May 12, 2021.
"Flora Financial Statements" means the Flora Audited Financial Statements and Flora Unaudited Financial Statements.
"Flora Public Record" means all documents filed by or on behalf of Flora on EDGAR since October 10, 2019 and prior to the date hereof that are publicly available on the date hereof.
"Flora Shares" means shares of Flora's common stock, no par value per share.
"Flora Unaudited Financial Statements" means the unaudited condensed consolidated interim consolidated financial statements of Flora as at June 30, 2021 and for the three and six months ended June 30, 2021, including the notes thereto, filed with the SEC on the Report of Foreign Private Issuer on Form 6-K on September 17, 2021.
 "GAAP" means United States generally accepted accounting principles, consistently in line with past practice and applied by Vessel on a consolidated basis (to the extent in accordance with United States generally accepted accounting principles), in effect for the financial statement to which it refers.
"Governmental Body" means any domestic or foreign, national, supra-national (including the European Union), federal, state, provincial, territorial, county, local or other governmental or quasi-governmental authority, or regulatory or administrative body, including any court, arbitrator, tribunal or stock exchange.
"Governmental Permits" has the meaning specified in Section 4.6.
"Hazardous Materials" means those materials or substances included within any definition of "hazardous substances," "special waste," "hazardous waste," "extremely hazardous substance," "hazardous materials," or "toxic substances," under any Environmental Law.

"IFRS" has the meaning specified in Section 5.4.
"ITA" means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), as amended, including the regulations promulgated thereunder, as amended from time to time.
"Income Tax" means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) pursuant to any applicable law.
"Income Tax Return" means any Tax Return required to be filed with respect to Income Taxes.
"Indebtedness" means, as of any date, without duplication, outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment penalties and premiums, make-whole payments, breakage costs and similar amounts) arising under any obligations of Vessel in respect of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (ii) deferred purchase price of property (including Equity Interests) or services (other than trade payables, operating leases, accrued expenses arising in the ordinary course of business), including all earn-outs, conditional sale agreements or title retention agreements (other than customary, ordinary course title retention agreements with suppliers), (iii) any unfunded or required capital contribution obligations under any joint venture or similar Contract or unfunded or underfunded obligations with respect to Retirement Defined Benefit Arrangements, (iv) indebtedness evidenced by any note, bond, debenture or other debt security or secured by Encumbrances, (v) leases that would be capitalized in accordance with GAAP, (vi) obligations under any interest rate, currency or other hedging agreements, and (vii) all obligations of another Person referred to in clauses (i) through (vi) above that is, directly or indirectly, guaranteed or secured in any manner by Vessel, in each case, excluding any undrawn letters of credit (but including letters of credit, bankers' acceptances and similar facilities to the extent drawn upon by the counterparty thereto).
"Information Statement" has the meaning specified in Section 7.7.
"Initial Purchase Transaction" has the meaning specified in the Recitals.
"Intellectual Property" means all intellectual property of any type, existing anywhere in the world, including any or all of the following:  (i) Registered Intellectual Property, including all goodwill associated with Trademarks, (ii) inventions and discoveries (whether or not patented), (iii) works of authorship and other copyrightable materials, (iv) unregistered trademarks, service marks, trade names, service names, brand names, slogans, trade dress, logos, corporate names, and any other indicia of source, origin or ownership, in each case together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (v) Know-how, (vi) Software, and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
"Interim Balance Sheet" has the meaning specified in Section 4.3.

"IRS" has the meaning specified in Section 4.13(d).
"Key Employees" has the meaning specified in the Recitals.
"Know-how" means any and all technical, business and commercial information, anywhere in the world, including: Software, technical data, designs, drawings, specifications, ideas, concepts, research and development or technical data, know-how, product information, techniques, formulae (including Software product compilation processes), processes implemented or followed for the provision of consulting services, customer and supplier lists and particulars, pricing or cost information, business and marketing plans and proposals, advertising and promotional materials, project reports and testing procedures, instruction and training manuals, market forecasts; together with all embodiments thereof (in whatever form or medium).
"Knowledge of Vessel Management" means, as to a particular matter, the current actual knowledge (subject to reasonable inquiry) of the following persons: James Choe, Garrett Potter and Jessie Casner.
"Leased Real Property" has the meaning specified in Section 4.7(a).
"Letter of Transmittal" means the letter of transmittal to be executed and delivered by each Vessel Shareholder (including persons who become Vessel Shareholders upon the exercise of Vessel Options) in substantially the form attached as Exhibit B hereto (with such changes as Flora and Sellers' Representative may mutually agree in writing).
"Lock-Up Agreement" has the meaning specified in Section 3.2(c)(ii).
"Major Customers" has the meaning specified in Section 4.19.
"Major Suppliers" has the meaning specified in Section 4.19.
"Management Parties" means each of James Choe, Jason Choe and Jessie Casner.
"Material Adverse Effect" means any condition, occurrence, effect or change that, individually or in the aggregate with others, (a) has been, or would reasonably be expected to be, materially adverse to the business, financial condition, or results of operations of a party, but shall exclude any effect resulting or arising from: (i) any change in interest rates or general economic conditions in the industries or markets in which a party operates or affecting United States or foreign economies in general; (ii) any change in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iii) any change that is generally applicable to the industries or markets in which such party operates including, without limitation, changes as a result of, or relating to, the COVID‐19 pandemic; (iv) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (v) any changes in the trading price or trading volumes of the securities of Flora; (vi)  any action taken by the other party or any of its Affiliates; (vii) any omission to act or action taken with the consent of the other party (including, without limitation, those omissions to act or actions taken which are permitted by this Agreement); (viii) any change in GAAP; (ix) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Body; (x) any action taken by a party hereto in accordance with this Agreement; (xi) any existing event or occurrence or circumstance with respect to which the other party has knowledge as of the date hereof that is set forth in the Disclosure Schedules (other than any change or development with respect thereto after the date hereof); and (xii) any adverse change in or effect on the business of such party that is cured by the Closing, or (b) would prevent, materially delay or materially impede the performance by such party of its obligations under this Agreement or the consummation of the transactions contemplated hereby.
"Merger" has the meaning specified in Section 2.1.
"Merger Consideration" has the meaning specified in 2.9(a).
"Merger Documents" means this Agreement and the Certificate of Merger.
"Nasdaq" means the Nasdaq Global Select Market.
"New Fact" has the meaning specified in Section 6.2.
"Organizational Documents" means, with respect to any Person that is not an individual, as applicable, (i) the certificate or articles of incorporation or formation or equivalent organization documents of such Person, (ii) the memorandum and articles of association of such corporation), bylaws, the limited liability company agreement or operating agreement, partnership agreement or equivalent organization documents of such Person, (iii) any stockholders, equity-holders, voting, transfer, or similar Contracts, and (iv) any amendment to any of the foregoing.
"Owned Intellectual Property" has the meaning specified in Section 4.8(a).
"Patent Rights" means United States and foreign patents, patent applications, and statutory invention registrations, including provisional and non-provisional applications, design patents, industrial design registrations and pending applications therefor, continuations, continuations-in-part, extensions, divisions, revisions, reissues and extensions, re-examinations, and other patents issued in connection with post-grant proceedings.
"Per Share Cash Merger Consideration" means the portion of the Cash Merger Consideration allocated to each Share in accordance with the Vessel Organizational Document and the Consideration Allocation Spreadsheet.
"Per Share Stock Merger Consideration" means the portion of the Stock Merger Consideration allocated to each Share in accordance with the Vessel Organizational Document and the Consideration Allocation Spreadsheet, rounded down to the nearest whole share.

"Permitted Encumbrances" means (i) liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; (iii) Encumbrances identified on the Schedules to this Agreement; (iv) Encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (v) liens granted to any lender at the Closing in connection with any financing by Flora of the transactions contemplated hereby; (vi) zoning, building codes and other land use laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Body having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such property or the operation of the businesses of Vessel; (vii) matters that affect title to real property that would be disclosed by an accurate survey or inspection of the Leased Real Property; and (viii) other Encumbrances or imperfections on real or tangible personal property which are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance, imperfection or such other matter, agreement or exception.
"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body in any jurisdiction.
"Pre-Closing Period" means any taxable period ending on or prior to the Closing Date.
"Qualified Plans" has the meaning specified in Section 4.13(g).
"Registered Intellectual Property" means Copyrights, Patent Rights, and Trademarks.
"Representatives" means, with respect to any Person, the agents, auditors, accountants, advisors, bankers and other representatives of such Person.
"Requisite Supporting Shareholders" means Vessel Shareholders owning not less than 60% of the Shares.
"Requisite Vessel Shareholders" means Vessel Shareholders representing the holders of a majority of the outstanding Shares, voting together as a single class.
"Requirements of Law" means any domestic, foreign, federal, state, provincial, territorial, county and local laws (including common law), statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body, or any Court Order.
"Restrictive Covenant Agreement" has the meaning specified in the Recitals.
"Retirement Defined Benefit Arrangements" means Benefit Plans that are defined benefit plans as defined under GAAP and includes any pensions, lump sums payable on retirement and/or earlier termination of employment, retirement bridge payments, post-retirement medical benefits (OPEB).

"SEC" means the United States Securities and Exchange Commission.
"Sellers" meaning the Vessel Shareholders and the holders of Vessel Options.
"Management Parties" has the meaning specified in the Recitals.
"Sellers' Representative" has the meaning specified in the Preamble.
"Securities Act" means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).
"Shareholders Agreement" means that certain Voting and Shareholders Agreement, dated March 29, 2019, by and among Vessel, 421 Ventures LLC, Zivot Capital Inc., and Richard McHardy.
"Shares" has the meaning specified in the Recitals.
"Stock Merger Consideration" has the meaning specified in Section 2.9(a).
"Straddle Period" means any taxable year or period on or beginning before and ending after the Closing Date.
"Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
"Tax" means any federal, state, provincial, territorial, local or foreign (or any subdivision of any of the foregoing) income, profits, gross receipts, property, sales, goods and services, harmonized sales, retail sales, use, license, excise, corporate, franchise, employment (including national, state and local insurance contributions), payroll, unemployment, social security, Canadian pension plan, employment insurance, disability, withholding, alternative or add-on minimum, ad valorem, value added, business, transfer, excise, windfall profit, severance, estimated,  production, or stamp tax and any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any taxing or other competent authority of any Governmental Body.
"Tax Return" means any return, report or statement filed or required to be filed in any jurisdiction with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax and any supporting documentation required in connection therewith.

"Trademarks" means registrations and applications to register United States and foreign trademarks, service marks, trade names, service names, brand names, slogans, trade dress, logos, corporate names, and any other indicia of source, origin or ownership, and domain name registrations, in each case together with all translations, adaptations, derivations, and combinations thereof, and renewals of the foregoing, and all goodwill associated therewith.
"Transaction Costs" means all costs and expenses incurred by Vessel in connection with the transactions contemplated by this Agreement, including (i) legal, accounting, audit, engineering, financial advisory, printing fees, fees to obtain required regulatory approvals and consents and all other administrative or professional fees, costs and expenses of third parties incurred by Vessel, (ii) the employer's share of any payroll, unemployment and/or employment Taxes attributable related to the consideration payable in respect of Vessel Options, (iii) transaction bonuses, change in control payments, and similar payments payable by Vessel in connection with the Merger, including the employer's share of any payroll, unemployment and/or employment Taxes attributable to such amounts, and (iii) the fees and expenses of the "run off" directors' and officers' liability insurance pursuant to Section 7.6(b), all of which estimated costs and expenses are disclosed in the Disclosure Schedules.
"Transaction Documents" means this Agreement, the Restrictive Covenant Agreements, the Employment Agreements, the Letters of Transmittal, the Vessel Exercise and Cancellation Agreement and each of the other agreements, certificates, documents and instruments contemplated hereby and thereby, including all Schedules, Annexes and Exhibits hereto and thereto.
"Transfer Taxes" has the meaning specified in Section 7.1(c).
"U.S. Lock-Up Shareholder" means James Choe.
"Updated Schedules" has the meaning specified in Section 6.2.
"Working Capital" means, as of the relevant date, the net working capital of Vessel which is calculated as the difference between cash, cash equivalents, accounts receivable, prepaid expenses and deposits, inventory and other current assets less accounts payable, accrued liabilities, tax liabilities and any and all other short-term liabilities, in each case with respect to each of the foregoing liabilities, inclusive of any and all accrued liabilities, excluding the mark-to-market value of financial instruments, calculated in accordance with GAAP, and, for greater certainty, excluding the Transaction Costs.
"Vessel" has the meaning specified in the first paragraph of this Agreement.
"Vessel Exercise and Cancellation Agreements" means agreements, in form satisfactory to each of Vessel and Flora, acting reasonably, to be entered into between Vessel and the holders of Vessel Options whereby each holder of Vessel Options agrees to exercise and/or cancel such Vessel Options in accordance with Section 2.10.

"Vessel Option Plan" means the Vessel Brand, Inc. Stock Option Plan.
"Vessel Options" means options to purchase Shares.
"Vessel Shareholder Consent" has the meaning specified in the Recitals.
"Vessel Shareholder Approval" means the approval of the holders owning a number of Shares sufficient to approve, authorize and adopt this Agreement, the Merger, the other Transaction Documents to which Vessel is a party and the other transactions contemplated hereby and thereby, and to consummate the Merger and the other transactions contemplated hereby and thereby, as required under applicable Law (including the DGCL), the Organizational Documents of Vessel, the Shareholders Agreements and any applicable agreements between Vessel, on the one hand, and any Vessel Shareholder, on the other hand.
"Vessel Shareholders" has the meaning specified in the Recitals.
Section 1.2	Interpretation.
The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.
Section 1.3	Currency.
All sums of money which are referred to in this Agreement are expressed in lawful money of the United States.

ARTICLE 2

THE MERGER

Section 2.1	Initial Purchase Transaction
Subject to the terms and conditions of this Agreement, on the Closing Date and immediately prior to the Effective Time, Flora shall purchase the Shares held by Canadian Shareholders, and each of the Canadian Shareholders shall sell its Shares to Flora, for a purchase price for each such Share equal to (i) an amount in cash, without any interest thereon, equal to the Per Share Cash Merger Consideration, or (ii) the Per Share Stock Merger Consideration, in each case, upon the terms and subject to the conditions set forth in this Agreement and as set forth in the Consideration Allocation Spreadsheet.

Section 2.2	Merger of Vessel into Acquisition Sub.
In accordance with the Merger Documents and the DGCL, and immediately after giving effect to the Initial Purchase Transaction, Vessel shall be merged with and into the Acquisition Sub, and the separate existence of Vessel shall cease (the "Merger"). At and after the Effective Time, the Acquisition Sub shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Flora.
Section 2.3	Effective Time of the Merger.
The Merger shall become effective upon the filing by the Acquisition Sub and Vessel of the Certificate of Merger with the Delaware Secretary of State. The time at which the Merger becomes effective is called the "Effective Time."  The Acquisition Sub and Vessel shall file the Certificate of Merger on the Closing Date.
Section 2.4	Effect of the Merger
At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, except as specifically set forth in the Merger Documents, at the Effective Time, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, liabilities and duties (collectively, the "Corporate Rights") of the Acquisition Sub shall continue in effect and be unimpaired by the Merger, and the Corporate Rights of Vessel shall be merged with and into the Acquisition Sub, which shall, as the Surviving Corporation, be fully vested with the Corporate Rights.  At the Effective Time, the separate existence and corporate organization of Vessel shall cease.
Section 2.5	Charter and By-Laws, Officers and Directors of Surviving Corporation
At the Effective Time, by virtue of the Merger and without any additional action on the part of the Acquisition Sub or Vessel:
(a)
The certificate of incorporation of the Acquisition Sub (the "Charter") shall be amended and restated as a result of the Merger at the Effective Time to read in full substantially as set forth in Schedule 2.5(a), and, as so amended and restated, shall continue in effect as the Charter of the Surviving Corporation, unless and until altered, amended or repealed as provided by the DGCL.

(b)
The Acquisition Sub's by-laws, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation (the "By-Laws") until altered, amended or repealed as provided in the By-Laws or as provided by the DGCL.

(c)
From and after the Effective Time, the officers and directors of the Acquisition Sub immediately before the Effective Time shall be the officers and directors of the Surviving Corporation until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the Charter, By-Laws and the DGCL.

Section 2.6	Effect of the Merger on the Shares and the Capital Stock of Acquisition Sub
(a)
At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Sub, Vessel or the Vessel Shareholders, subject to Section 2.9,  each Share issued and outstanding immediately before the Effective Time (excluding any Shares subject to the Initial Purchase Transaction) shall be converted into and represent only the right to receive (i) an amount in cash, without any interest thereon, equal to the Per Share Cash Merger Consideration, or (ii) the Per Share Stock Merger Consideration, in each case, upon the terms and subject to the conditions set forth in this Agreement and as set forth in the Consideration Allocation Spreadsheet.

(b)
All Shares, when converted pursuant to this Section 2.6, shall no longer be outstanding and shall automatically be canceled and retired, and each former holder of Shares shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 2.6.

(c)
The entire capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of the common stock of the Surviving Corporation.

(d)
Each Share issued immediately prior to the Effective Time (excluding any Shares subject to the Initial Purchase Transaction) and held by Vessel as treasury stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e)
No certificates or book-entry representing fractional shares of Flora Shares shall be issued in connection with the Initial Purchase Transaction or upon the conversion of the Shares pursuant to (a)Section 2.6(a) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Flora Shares.  In respect of any fractional Flora Shares otherwise issuable to Canadian Shareholders in connection with the Initial Purchase Transaction, the aggregate number of Flora Shares to be received by any Canadian Shareholder pursuant to the Initial Purchase Transaction shall be rounded down to the nearest whole number, without any payment of other consideration on account thereof.

Section 2.7	Tax Consequences of the Merger.
For U.S. federal income Tax purposes, the parties intend for the Initial Purchase Transaction together with Merger (together, the "Reorganization") to constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).  Each of Flora, Acquisition Sub and Vessel agree to use their commercially reasonable efforts to cause the Reorganization to so qualify and will not take any actions which could reasonably be expected to prevent the Reorganization from qualifying, as a reorganization under Section 368(a)(1)(A) and 368(a)(2)(D) of the Code, with Flora, Acquisition Sub, and Vessel each being a "party to the reorganization" in which gain or loss is only recognized to any party or the Vessel Shareholders to the extent of cash received. Further, the parties agree to report the Reorganization for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code (including by attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its return for the taxable year of the Merger), unless prohibited by Applicable Law.
Section 2.8	Tax Election for Canadian Shareholders
A Canadian Shareholder, who receives Flora Shares pursuant to Section 2.1 as consideration for the disposition of such Canadian Shareholder's Shares and is eligible to make an election pursuant to section 85 of the ITA (and any analogous provision of applicable provincial income tax law) may request that Flora make a joint income tax election pursuant to section 85 of the ITA (and any analogous provision of applicable provincial income tax law) with respect to such disposition of such Shares for consideration that includes such Flora Shares, by providing two signed copies of the necessary joint election form to Flora within ninety (90) days of the Effective Date, in the prescribed form, duly completed including with the details of the Shares disposed of by such Canadian Shareholder and the applicable agreed amount (within the prescribed limits pursuant to the ITA) for the purposes of such joint election.  Flora shall, within thirty (30) days of receiving the completed form, sign and return such form to the Canadian Shareholder for filing by such holder with the Canada Revenue Agency (and any applicable provincial tax authority).  None of Vessel nor Flora shall be responsible for the proper completion and filing of any joint election form, and except for the obligation to sign and return the duly completed joint election forms which are received within ninety (90) days of the Effective Date, for any taxes, interest or penalties arising as a result of any failure of a Canadian Holder to properly or timely complete and file any such joint election in the form and manner prescribed by the ITA (or any analogous provision of applicable provincial law).  For purposes of any such joint election pursuant to section 85 of the ITA, the parties hereto agree that the fair market value of the Flora Shares shall be the Flora Share Price.
Section 2.9	Mechanism of Payment of Merger Consideration and Delivery of Certificates.
(a)
The aggregate merger consideration (the "Merger Consideration") shall consist of: (i) EIGHT MILLION U.S. DOLLARS ($8,000,000) in cash (the "Cash Merger Consideration") and (ii) 4,557,318 Flora Shares (the "Stock Merger Consideration"), which includes the consideration to be issued in connection with the Initial Purchase Transaction.

(b)
Promptly following the date hereof, the Sellers' Representative shall distribute to each Vessel Shareholder and holder of Vessel Options an election form ("Election Form"). Each Election Form will permit the Vessel Shareholder and holder of Vessel Options to (i) elect to receive the Per Share Stock Merger Consideration with respect to any number of such holder's Shares specified in the Election Form (rounded down to the nearest whole share), (ii) elect to receive the Per Share Cash Merger Consideration with respect to any number of such holder's Shares specified in the Election Form (rounded down to the nearest whole share), or (iii) indicate that such holder makes no election as to such holder's Shares. Any election

(c)
will have been properly made only if Vessel has actually received a properly completed Election Form no later than eight (8) Business Days after the date hereof (the "Election Deadline"). A submitted Election Form may be revoked or changed by written notice to Vessel only if such revocation or change is actually received by Vessel by the Election Deadline.  Subject to this Section 2.9, Shares as to which a holder does not submit a properly completed Election Form by the Election Deadline will receive the Per Share Stock Merger Consideration. The Sellers' Representative will make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

(i)
Notwithstanding any other provision contained in this Agreement, (A) the aggregate amount of cash that Vessel Shareholders and holder of Vessel Options shall have a right to receive pursuant to this Agreement shall be an amount equal to the Cash Merger Consideration, and (B) the aggregate amount of Flora Shares that Vessel Shareholders and holder of Vessel Options shall have a right to receive pursuant to this Agreement Section 2.6(a) shall be an amount equal to the Stock Merger Consideration.

(ii)
If the aggregate number of Shares with respect to which Flora Shares elections are made pursuant to Section 2.9(b) multiplied by the Per Share Stock Merger Consideration would exceed the Stock Merger Consideration, or the aggregate number of Shares with respect to which cash elections are made pursuant to Section 2.9(b) multiplied by the Per Share Cash Merger Consideration would exceed the Cash Merger Consideration, then the Sellers' Representative shall make any adjustments to the allocation of the type of Merger Consideration among the Vessel Shareholders  and holder of Vessel Options such that the aggregate Merger Consideration will be equal to and comprised of the Cash Merger Consideration and the Stock Merger Consideration.

(d)
Vessel and the Sellers' Representative shall prepare and deliver to Flora no later than eight (8) Business Days after the date hereof, a spreadsheet (the "Consideration Allocation Spreadsheet") in a form reasonably acceptable to Flora, which spreadsheet shall be certified by an officer of Vessel, dated as of the Closing Date and set forth all of the following information: (i) as of the Closing Date and immediately prior to the Closing a true and complete list of the record and beneficial holders of issued and outstanding Shares, number of Shares held and the respective certificate numbers thereof, and such holders' respective addresses, email addresses, and taxpayer identification numbers and (ii) the following amounts, calculated in accordance with, applicable Law, Vessel's Organizational Documents and all other contractual requirements on the part of Vessel as of immediately prior to the Closing:  (1) the Per Share Cash Merger Consideration, (2) the Per Share Stock Merger Consideration, (3) the amounts of Merger Consideration to be paid or issued to each Vessel Shareholder in respect of their Shares at the Closing pursuant to the Merger or pursuant to the Initial

(e)	Purchase Transaction, and (4) any other information requested by Flora's transfer agent.
(f)
From and after the Effective Time, upon a Vessel Shareholder's delivery to the Sellers' Representative of a Letter of Transmittal and Certificate(s) (if applicable) representing (immediately prior to the Effective Time) the Shares held by such Vessel Shareholder set forth in such Letter of Transmittal, such Vessel Shareholder shall be entitled to receive from the Sellers' Representative within five (5) Business Days after such delivery and in exchange therefor, the portion of the Cash Merger Consideration (in cash by check or wire transfer in immediately available funds in accordance with the wire instructions provided by such Vessel Shareholder) and the Stock Merger Consideration that such Vessel Shareholder has the right to receive with respect to the Shares formerly represented by such Certificate (for each such Share, the Per Share Cash Merger Consideration and the Per Share Stock Merger Consideration, as set forth on the Consideration Allocation Spreadsheet), and the Certificate so surrendered shall forthwith be canceled.  No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Certificate.  If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate was surrendered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer accompanied by evidence that any applicable stock transfer Taxes have been paid or are not yet payable.  Until surrendered in accordance with the provisions of this Section 2.9(d), each Certificate (other than those representing Dissenting Shares or Shares to be canceled pursuant to Section 2.6(d)) shall represent, for all purposes after the Effective Time, only the right to receive an amount in cash equal to the portion of the Merger Consideration payable in respect thereof pursuant to Section 2.6(a) in respect of the Shares formerly evidenced by such Certificate, without any interest or dividends thereon.  The Sellers' Representative shall be solely responsible for the allocation and the delivery of the Merger Consideration among the Vessel Shareholders as set forth in the Consideration Allocation Spreadsheet as contemplated by this Agreement and in accordance with the Vessel Organizational Documents, and Flora shall have no responsibility or liability in respect thereof or for any errors or omissions by the Sellers' Representative in connection therewith.  The Sellers' Representative shall promptly deliver to Flora all Certificates and Letters of Transmittal received by the Sellers' Representative in accordance with this Section 2.9(d) and shall provide Flora such evidence as may be requested by Flora as to the distribution of amounts to Vessel Shareholders as contemplated hereby.

(g)
In the event any Certificate shall have been lost, stolen or destroyed, upon the making of a lost stock certificate affidavit (in form and substance, including with respect to indemnities and/or bonds, reasonably acceptable to the Surviving Corporation) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, the Sellers' Representative will pay such Person in accordance with this Article 2, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger

(h)	Consideration attributable to such Certificate as and when required to be paid pursuant to this Agreement.
Section 2.10	Treatment of Vessel Options
(a)
The holders, date of issuance, date of expiry, strike price and number of the Vessel Options outstanding as at the date hereof, as well as whether such holder received the Vessel Option in the capacity of an employee or contractor, are correctly and accurately disclosed in Schedule 2.10(a).

(b)
Within five (5) Business Days after the date hereof, the board of directors of Vessel shall approve, and Vessel shall obtain from each holder of Vessel Options, Vessel Exercise and Cancellation Agreements providing for the exercise (for cash or on a cashless basis) or cancellation (for no consideration) of all outstanding Vessel Options effective immediately before the Closing and conditional upon the subsequent consummation of the transactions contemplated by this Agreement.

(c)
Any exercise or cancellation of Vessel Options shall be subject to any applicable withholding requirements and any payments made in respect of the exercise and/or cancellation of Vessel Options shall be made net of any withholdings or deductions required or permitted by applicable Tax laws and administrative policy of the Canada Revenue Agency or other applicable Law in such manner as may be determined by Vessel.

(d)
Vessel shall adopt any resolutions, provide any required notices and otherwise take such reasonable efforts to (i) effect the treatment of Vessel Options set forth in this Section 2.10 such that each Vessel Option remaining unexercised and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and the other transactions contemplated by this Agreement, and without any further action on the part of the holder thereof or Vessel, be cancelled and no longer be outstanding without payment of any consideration therefor except as provided in this Section 2.10 and (ii)  terminate the Vessel Option Plan, effective as of immediately prior to the Effective Time.

Section 2.11	Dissenting Shares.
(a)
Notwithstanding any provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the time that is immediately prior to the Effective Time (and, for greater certainty, prior to giving effect to the Initial Purchase Transaction) and that are held by the Vessel Shareholders who did not vote in favor of the Merger and the adoption of this Agreement or consent thereto in writing and with respect to which appraisal rights shall have been duly and properly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited before the Effective Time (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, any portion of the Merger Consideration payable pursuant to the terms of this Agreement or, in the case of any such Shares held by Canadian Shareholders, shall not be subject to the Initial Purchase Transaction.

(b)
Such Vessel Shareholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262 (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). Notwithstanding the foregoing, any Dissenting Shares held by any holder of Dissenting Shares who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the Merger Consideration payable pursuant to the terms of this Agreement, without any interest thereon, upon surrender, in the manner provided herein, of the Certificate or Certificates that formerly evidenced such shares or the execution and delivery of a lost stock certificate affidavit to Vessel as set forth in Section 2.9(e).  From and after the Effective Time, no Vessel Shareholder who has demanded appraisal rights shall be entitled to vote his, her or its Shares for any purpose or to receive payment of dividends or other distributions on his, her or its shares.

(c)
Vessel shall provide Flora prompt written notice of any demands received by Vessel for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to Vessel prior to the Effective Time pursuant to the DGCL that relates to such demand, and Flora shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Flora, Vessel shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.12	Withholding.
Notwithstanding any provision of this Agreement to the contrary, Flora, Vessel, the Surviving Corporation, or any of their respective Affiliates, shall be entitled to deduct and withhold from any consideration otherwise payable under the terms of this Agreement such amounts as it is permitted to deduct and withhold pursuant to any provision of law, including those related to or regarding Taxes.  To the extent that amounts are so withheld under any provision of this Agreement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made.
Section 2.13	Certain Securities Law Matters.
Vessel and Seller’s Representative acknowledge and agree that any Stock Merger Consideration issuable hereunder will not be registered under the Securities Act, in reliance on one or more exemptions from registration under the Securities Act, including pursuant to Regulation D (if a Vessel Shareholder or holder of Vessel Options is in the United States) or Rule 903 of Regulation S under the Securities Act (if a Vessel Shareholder or holder of Vessel Options is outside the United States), and that Flora’s reliance on such exemptions is predicated on the representations, warranties, covenants and agreements of each Vessel Shareholder contained in the Letters of Transmittal delivered in connection with Section 2.9 hereof and of each holder of Vessel Options in the Exercise and Cancellation Agreements delivered in connection with Section 2.10 hereof.

ARTICLE 3

CLOSING
Section 3.1	Closing Date.
The Closing shall be consummated on November 10, 2021 or such other date and time agreed upon by Flora and Vessel, but in no event later than the second Business Day after the conditions set forth in Article 8 and Article 9 have been satisfied or waived (where permissible), by electronic means.  The date on which the Closing is actually held is referred to herein as the "Closing Date."
Section 3.2	Flora's Closing Date Deliveries.
Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article 8, at the Closing, Flora shall deliver or cause to be delivered:
(a)
to the Sellers’ Representative or, at the discretion of Vessel, the paying agent, which shall be Flora or an entity designated by Flora, in either case for further distribution among the Vessel Shareholders, in accordance with the terms of this Agreement and the Consideration Allocation Spreadsheet, an amount equal to the Cash Merger Consideration;

(b)	to Flora's transfer agent, instructions to issue shares of Flora Shares, represented by book-entry shares, equal to the Stock Merger Consideration;
(c)	to the Sellers' Representative,
(i)	the certificate contemplated by Section 9.1(c), duly executed by an authorized officer of Flora; and
(ii)	lock-up agreements, in form and substance reasonably satisfactory to Flora and the Sellers' Representative (the "Lock-Up Agreements") with:
(A)
each of the Canadian Lock-Up Shareholders, duly executed by Flora, pursuant to which the Stock Merger Consideration issuable to the Canadian Lock-Up Shareholders shall be subject to a restricted period, of which 20% shall be released on the day that is 40 days following the Closing Date and the remaining 80% shall be released on the day that is 6 months following the Closing Date; and

(B)
the U.S. Lock-Up Shareholder, duly executed by Flora, pursuant to which the Stock Merger Consideration issuable to the U.S. Lock-Up Shareholder shall be subject to a restricted period and shall be released on the day that is 6 months following the Closing Date.

Section 3.3	Vessel's Closing Date Deliveries.
Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article 9, at the Closing Vessel shall deliver to Flora all of the following:

(a)	copy of the Certificate of Incorporation of Vessel, certified as of a recent date by the Secretary of State of the State of Delaware;
(b)	certificate of good standing of Vessel, issued as of a recent date by the Secretary of State of the State of Delaware;
(c)
certificate of an officer of Vessel dated the Closing Date, in form and substance reasonably satisfactory to Flora, as to (i) no amendments to Vessel's Certificate of Incorporation since the date of the documents delivered pursuant to clause (a); (ii) attaching a copy of Vessel's Bylaws; (iii) attaching a copy of the resolutions of Vessel's Board of Directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby and thereby; and (iv) attaching incumbency and the signatures of the officers executing this Agreement;

(d)	the certificate contemplated by Section 8.1(c), duly executed by an authorized officer of Vessel and the Sellers' Representative;
(e)	the written resignations and mutual releases of the members of the board of directors of Vessel to take effect upon the Closing;
(f)
a certificate pursuant to Treas. Reg. § 1.897-2(h) and Treas. Reg. § 1.1445-2(c)(3)(i), in a form reasonably satisfactory to Parent dated not more than thirty (30) days prior to the Closing Date and signed by Vessel to the effect that Vessel is not, nor has it been within five (5) years of the date of the certification, a "United States real property holding corporation" as defined in Section 897 of the Code, as well as proof of mailing a copy of such certificate to the IRS within thirty (30) days prior to the Closing Date;

(g)	the Lock-Up Agreements, duly executed by each of the Canadian Lock-Up Shareholders and U.S. Lock-Up Shareholders;
(h)	the Certificate of Merger, duly executed by Vessel;
(i)	the Consideration Allocation Spreadsheet in compliance with Section 5.10;
(j)	Vessel Exercise and Cancellation Agreements, duly executed by each holder of Vessel Options;
(k)
evidence of the payment of all Indebtedness of the Vessel (including executed payoff letters from each appropriate lender in form and substance satisfactory to Flora, and comparable evidence of full satisfaction from other applicable third parties) and the written release and terminations of all Liens (other than Permitted Liens), including recordable releases, effective as of the Closing, relating to the assets of Vessel, executed by the holder of or parties to each such Lien, in form and substance satisfactory to Flora, along with an undertaking to return any collateral in the possession of the holders of such Indebtedness; and

(l)	evidence of the payment of all Transaction Costs.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF VESSEL
As an inducement to Flora to enter into this Agreement and to consummate the transactions contemplated hereby, Vessel represents and warrants to Flora, as of the date of this Agreement and as of the Closing Date as follows:
Section 4.1	Organization; Capital Structure; Power and Authority.
(a)
Vessel has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.  Vessel is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Vessel.  Vessel has all requisite corporate power and authority to own or lease and operate its assets and to carry on its business.

(b)	Vessel does not own any Equity Interest in any other Person.
(c)
The authorized capital stock of Vessel consists of 35,000,000 shares of common stock, $0.001 par value per share, of which 25,301,440 are issued and outstanding and constitute the Shares.  All of the Shares are duly and validly issued and outstanding, fully paid and nonassessable, were issued and granted in compliance with all applicable Requirements of Law and the Organizational Documents of Vessel, and are owned, beneficially and of record, by the Vessel Shareholders listed on Schedule 1.1 in the respective amounts indicated thereon.  Except for the Vessel Options as set forth on Schedule 2.8 there are no other outstanding Equity Interests of Vessel.  No Equity Interests of Vessel have been issued in violation of preemptive or similar rights.  Except for this Agreement, or as set forth in Schedule 2.8, there are no agreements, arrangements, options, warrants, puts, calls, rights or commitments of any character relating to the issuance, sale, purchase, repurchase, redemption, conversion, exchange, registration, voting or transfer of any Equity Interests of Vessel.  All Vessel Options have been documented with the grant forms provided to Vessel without material deviation from the form.  The terms of the Vessel Option Plan and the applicable agreements for each Vessel Option permit (or will, prior to the Closing Date, be amended to permit) the cancellation and, if applicable, cashing out and termination of Vessel Options as provided in this Agreement.

(d)
The payment of the Merger Consideration to the Seller complies with, and the Consideration Allocation Spreadsheet shall be prepared in accordance with, applicable Law, Vessel's Organizational Documents and all other contractual requirements on the part of Vessel.  The Consideration Allocation Spreadsheet, when prepared, will accurately set forth the information required to be reflected therein pursuant to Section 2.9(c).

Section 4.2	Authority; No Conflicts.
(a)
Vessel has the corporate power and authority to execute, deliver and to perform this Agreement.  The execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action, subject to receipt of the Vessel Shareholder Approval.  This Agreement has been duly authorized, executed and delivered by Vessel and is (assuming the valid authorization, execution and delivery of this Agreement by Flora) the legal, valid and binding obligation of Vessel enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.  The affirmative vote of the Requisite Vessel Shareholders is the only vote, consent, approval or other corporate action of the holders of the Shares, including any other security of Vessel, necessary to obtain the Vessel Shareholder Approval.

(b)
Subject to receipt of the Vessel Shareholder Approval and except as set forth in Schedule 4.2, neither the execution and delivery by Vessel of this Agreement and the consummation by Vessel of any of the transactions contemplated hereby, nor the compliance by Vessel with, or fulfillment by Vessel of, the terms, conditions and provisions hereof or thereof will:

(i)
conflict with, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares or any of the assets of Vessel, under (1) the Organizational Documents of Vessel, (2) any note, instrument, mortgage, lease, franchise, financial obligation or other Contract to which Vessel is a party or by which Vessel is bound, (3) any Court Order to which Vessel is a party or by which Vessel is bound or (4) any material Requirements of Law affecting Vessel, other than, in the case of clause (2), (3) or (4) above, any such violations, breaches, defaults, rights, loss of rights or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Vessel or would not prevent the consummation of any of the transactions contemplated hereby, or

(ii)
require approval, consent, authorization or act of, or the making by Vessel of any material declaration, filing or registration with, any Person, except for (A) compliance with and filings under the Competition Laws (if applicable); (B) approvals, notices, authorizations or consents with respect to Contracts that do not relate to the development, transfer of ownership or in-licensing of any Intellectual Property material to any Product for which Vessel has software support obligations under a Contract as of the Closing Date (other than "commercially available off-the-shelf" licenses).

Section 4.3	Financial Statements.
Schedule 4.3 contains true and complete copies of the following financial statements (collectively the "Financial Statements"): (i) the unaudited balance sheet, statement of income and statement of cash flows of Vessel for the fiscal years ended December 31, 2020 and 2019 and (ii) the unaudited, balance sheet, statement of income and statement of cash flows of Vessel for the eight months ended August 31, 2021 (the "Interim Balance Sheet").  Except as set forth in Schedule 4.3 in all material respects, the Financial Statements (x) have been prepared based on the books and records of Vessel, (y) have been prepared in conformity with GAAP, and (z) present fairly in accordance with GAAP the consolidated financial position, results of operations and cash flow of Vessel, as of their respective dates and for the respective periods covered thereby.
Section 4.4	Operations Since Interim Balance Sheet Date.
Except as set forth in Schedule 4.4, from August 31, 2021 to the date of this Agreement, there have been no changes in the assets, results of operations or financial condition of Vessel which have had a Material Adverse Effect on Vessel.  Except as set forth in Schedule 4.4, since June 30, 2021 to the date of this Agreement Vessel has conducted its businesses in the ordinary course.  Without limiting the generality of the foregoing, since August 31, 2021 to the date of this Agreement, except as set forth in Schedule 4.4, Vessel has not:
(a)
sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Interim Balance Sheet or any assets acquired by Vessel after the Interim Balance Sheet Date, except for inventory and non-material amounts of personal property sold or otherwise disposed of in the ordinary course of business and except for Permitted Encumbrances;

(b)
cancelled any debts owed to or claims held by it (including the settlement of any claims or litigation) other than (i) in the ordinary course of business or (ii) with respect to any loans made to employees of Vessel; or

(c)
created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in FASB Accounting Standards Codification 840-Leases).

Section 4.5	Taxes.
Except as set forth in Schedule 4.5, (i) all material Tax Returns required to have been filed by or on behalf of Vessel before the date hereof have been properly filed, and each such Tax Return is true, complete and accurate in all material respects; (ii) all income Taxes and all other material Taxes required to be paid by Vessel have been timely paid; (iii) Vessel has not waived or extended in writing any statute of limitations in respect of Taxes of Vessel which waiver is currently in effect; (iv) no audit, investigation or other action with respect to Taxes of Vessel is currently pending or the subject of written notification received by Vessel; (v) Vessel has not been a party to a tax sharing agreement; (vi) Vessel has properly withheld and paid over all Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, or other third party, and has complied with all documentation and information reporting requirements in connection therewith; Section 4.6 there are no Encumbrances for Taxes upon any assets of Vessel other than Permitted Encumbrances; and Section 4.7  the Surviving Corporation will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income with respect to any Tax period (or portion thereof) beginning after the Closing Date as a result of any installment sale or open transaction occurring on or prior to the Closing, any change of method of accounting made prior to the Closing or any prepaid amount received or deferred revenue accrued on or prior to the Closing.
Section 4.8	Governmental Permits.
Except as set forth in Schedule 4.6, Vessel (a) owns, holds and possesses all licenses, franchises, permits, privileges, immunities, approvals and all other authorizations from a Governmental Body that are necessary to own, lease and operate its properties and entitle it to conduct its business substantially as conducted (herein collectively called "Governmental Permits"), except for those Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect on Vessel, and each such Governmental Permit is in full force and effect, and (b) is in compliance with all Governmental Permits, other than such non-compliance that would not have a Material Adverse Effect on Vessel.
Section 4.9	Real Property.
(a)
Vessel does not own any real property.  Schedule 4.7(a) sets forth a complete and accurate list of each lease or similar agreement under which Vessel is lessee of, or holds or operates, any real property owned by any third Person (the "Leased Real Property").

(b)
As of the date of this Agreement, to the Knowledge of Vessel Management, neither the whole nor any part of any Leased Real Property is subject to any pending Action for condemnation or other taking by any Governmental Body, and, to the Knowledge of Vessel Management, no such condemnation or other taking is threatened.

Section 4.10	Intellectual Property.
(a)
Schedule 4.8(a) contains a true, complete and accurate list of all Registered Intellectual Property, material unregistered trademarks, service marks or trade dress, and social media accounts owned by Vessel, together with a general description of all material Know-how owned by Vessel (all Intellectual Property listed or required to be listed on Schedule 4.8(a) together with all other Intellectual Property that Vessel owns or purports to own, the "Owned Intellectual Property").  Schedule 4.8(a) also includes, in respect of each item of Registered Intellectual Property, as applicable, the patent number, registration number, registration date, filing date, registration or patent date, and status.  Vessel solely owns all right, title and interest in and to all Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances), all Owned Intellectual Property is subsisting, valid and enforceable, and, in respect of any Owned Intellectual Property that is a pending application for Registered Intellectual Property, Vessel has not misrepresented or failed to disclose anymaterial facts or circumstances, or otherwise engaged in any conduct in respect of any such pending application that would adversely affect its validity or enforceability if and when such application is registered or issued.  Vessel has the right to use all Intellectual Property used in, held for use or necessary to conduct its business as currently conducted (the "Business Intellectual Property"), in the manner in which such Business Intellectual Property is currently used or intended to be used in the conduct of its business, which rights will survive the consummation of the transactions contemplated by this Agreement.

(b)
Vessel employs commercially reasonable practices to protect, maintain and defend the Owned Intellectual Property, including paying application, examination, registration, issue, renewal, and maintenance fees that have become due, and including exercising reasonable care to maintain the confidentiality of Know-How included in Owned Intellectual Property and to protect the confidential information and trade secrets of others provided to Vessel in confidence.  No Owned Intellectual Property is or has been subject to any Court Order that restricts, impairs, or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing, or other exploitation of, or that otherwise relates to or affects, any Owned Intellectual Property.  No government funding or university or college facilities were used in the development of any part of the Owned Intellectual Property.

(c)
Schedule 4.8(c) lists all Contracts by which Vessel (i)(A) licensed any Person under any Owned Intellectual Property or sublicensed any Person under any Business Intellectual Property owned by another Person, (B) is licensed under any Intellectual Property owned by another Person, other than Contracts for off the shelf Software licensed on generally available commercial terms for a total annual cost to Vessel, including any maintenance and support costs, of less than $10,000, (C) procured the development of any Intellectual Property, or (D) settled any dispute or released or was released from any claim pertaining to any Intellectual Property, or granted or was the beneficiary of a covenant not to sue or other restrictive covenant or agreement with respect to Intellectual Property, or (ii) is obligated or committed, or has obtained an obligation or commitment from any Person, to enter into a Contract pertaining to any of the categories set forth in subpart (i).

(d)
None of (i) Vessel (including, without limitation, directly, as a contributory infringer, through inducement, or otherwise), (ii) the products sold, offered for sale or currently under development by Vessel, or the development, manufacture or use of any such products, or (iii) the operation of the business of Vessel, has infringed, misappropriated, or otherwise violated, nor does, nor will, infringe, misappropriate, or otherwise violate, any Intellectual Property of any Person.  There is not and has not been any infringement, misappropriation or other violation by any Person of any Owned Intellectual Property or any unauthorized use or disclosure of any Know-How or other material confidential information included in Owned Intellectual Property.

(e)
There are no pending Actions, no written threats of Actions (including by an offer to license as a means of avoiding infringement), and, to the  Knowledge of Vessel Management, no threats of Actions against Vessel for which no written notice has been given to Vessel, (i) by any Person against Vessel relating to alleged infringement, misappropriation or other violation by Vessel of any Intellectual Property rights of any third party, challenging Vessel's ownership of or the validity or enforceability of any Owned Intellectual Property, or challenging Vessel's right to use any Business Intellectual Property or (ii) asserted by Vessel against any Person relating to any Owned Intellectual Property, and no such Actions has been pending or threatened within the last six (6) years.  Except as set forth on Schedule 4.8(e), no Registered Intellectual Property included in the Owned Intellectual Property is now or has been involved in any opposition, invalidation, cancellation, inter partes review, or other similar proceeding, no such action has been threatened, and no Registered Intellectual Property owned by Vessel at any time within the last six (6) years has been abandoned, cancelled, or otherwise permitted to expire as a result of or in connection with any such action.

(f)
Each current and former employee of Vessel that has participated in the development, conception, authorship or creation of any the products sold, offered for sale or currently under development by Vessel or any Intellectual Property used or held for use or exploitation by Vessel has assigned or is under a legal obligation to presently assign ownership of rights in such product or Intellectual Property to Vessel.  Each independent consultant or contractor of Vessel that has participated in the development, conception, authorship or creation of any such product or Intellectual Property for Vessel has assigned ownership of all right, title, and interest in and to any Owned Intellectual Property to Vessel and, with respect to any other such Intellectual Property, has granted Vessel a license to use such Intellectual Property in the manner in which Vessel currently uses and intends to use such Intellectual Property in the conduct of its business.  No such current or former employee, independent consultant or contractor is in breach of any of the provisions of any such Contract that relate to Intellectual Property.

(g)
Vessel does not use or employ in the conduct of its business as currently conducted or currently or proposed to be conducted any Intellectual Property developed for or provided to a client or customer of Vessel that Vessel has assigned or is obligated to assign to such client or customer, other than as permitted by Vessel's valid, binding and written agreement with such client or customer.

Section 4.11	Title to Property.
Except for assets disposed of in the ordinary course of business, Vessel has good title to each item of equipment and other tangible personal property reflected on the Interim Balance Sheet as owned by Vessel, free and clear of all Encumbrances, except for Permitted Encumbrances.
Section 4.12	No Violation, Litigation or Regulatory Action.
Except as set forth in Schedule 4.10:

(a)
to the Knowledge of Vessel Management, other than in respect of United States federal laws applicable to cannabis, Vessel has complied with all applicable Requirements of Law and Court Orders, other than those instances of non-compliance which would not have a Material Adverse Effect on Vessel;

(b)
Vessel is not subject to any outstanding Court Order with respect to which Vessel is subject to any material restrictions or otherwise has any material obligations or liabilities, other than Court Orders of general applicability;

(c)
there are no actions, lawsuits, claims, suits, proceedings or investigations by or before any Governmental Body, mediator or arbitrator (each, an "Action") pending or, to the Knowledge of Vessel Management, threatened by or against Vessel that if determined adversely to Vessel would have a Material Adverse Effect on Vessel; and

(d)	there is no Action pending or, to the Knowledge of Vessel Management, threatened that questions the legality of the transactions contemplated by this Agreement.
Section 4.13	Contracts.
Except as set forth in Schedule 4.11, Vessel is not a party to or bound by:
(a)	any Contract for the purchase or sale of real property;
(b)
any Contract for the purchase or sale by Vessel of products, supplies, services, assets (tangible or otherwise) or equipment which Vessel reasonably anticipates will involve the payment of more than $100,000 per each Contract-year;

(c)	any loan agreements, promissory notes, indentures, bonds, security agreements, guarantees or obligations for borrowed money or other instruments involving Indebtedness;
(d)	any Contract for capital expenditures or the acquisition of fixed assets in excess of $100,000;
(e)	any Contract that contains potential indemnification or similar obligations or liabilities in excess of $100,000 that was not entered in the ordinary course of business consistent with past practice;
(f)	any Contract with any Major Customer or Major Supplier (including with respect to Major Suppliers any agreement in excess of $100,000 whether or not such Contract is written);
(g)	any Contract relating to an acquisition or disposition of any Person or any material portion of its assets, under which Vessel has any material outstanding obligations;
(h)	any joint venture or other similar Contract or arrangement;

(i)
any Contract containing any covenant or provision restricting, limiting or prohibiting Vessel or its Affiliates from engaging in any line or type of business, or geographic area (except for such agreements which would not apply upon and after Closing);

(j)	any consulting or employment Contract that provides for annual compensation exceeding $75,000 per year;
(k)	any Contract settling Actions;
(l)	any Specified Contract containing any direct or indirect "change of control" or similar provision that may be implicated by the transactions contemplated by this Agreement;
(m)
any Contract that grants any "most favored nation", requirements, right of first refusal or offer or similar right or that limits or purports to limit the ability of Vessel to own, operate, sell, transfer, pledge or dispose of any material amount of assets;

(n)	any material Contract with any Governmental Body.
For purposes hereof when the term "Specified" is used in reference to a contract or agreement in this Schedule 4.11, such contract or agreement shall mean a contract or agreement involving a payment of more than $100,000 per Contract year.
Section 4.14	Status of Contracts.
(a)
Except as set forth in Schedule 4.12, each of the leases, contracts, licenses and other Contracts listed in Schedule  4.7(a), Schedule 4.8, Schedule 4.11 and Schedule 4.21 (collectively, the "Business Agreements") is, and after giving effect to the transactions contemplated by this Agreement will be, (i) valid and binding on Vessel and, to the Knowledge of Vessel Management, the counterparties thereto, and in full force and effect, and (ii) neither Vessel, nor to the Knowledge of Vessel Management, any other party, is in material default under or in breach of any Business Agreement, in each case, except to the extent it would have no Material Adverse Effect on Vessel.

(b)	Vessel has made available to Flora a correct and complete copy of each Business Agreement (including all extensions, amendments and other modifications thereto).
Section 4.15	Employee Benefits.
(a)
Schedule 4.13(a) lists all employee agreements and benefit plans and programs to which Vessel is a party, contributes, sponsors, has entered into or has any liability for the benefit of their employees, both domestic and foreign ("Employees") and former employees or other service providers (or any dependents or beneficiaries thereof) as of the date hereof, including plans, programs, agreements, arrangements or schemes for employment, consulting, pension, retirement, profit sharing, savings, bonus, deferred or incentive compensation, change-in-control, retention, stock options, compensatory equity or equity-linked awards, retiree health, hospitalization, medical, life or disability insurance, sick leave, vacation and paid holiday pay, severance pay, or other compensation or benefits in any form (all such plans, programs, agreements, arrangements and schemes, whether or not included on such Schedule, "Benefit Plans"), except that Schedule 4.13(a) does not list the employment and consulting agreements that will be provided to Flora in accordance with the last sentence of this Section 4.13(a).

(b)
With respect to each Benefit Plan sponsored by Vessel, Flora has been provided with a true and complete copy, as applicable, of (i) the plan document (including any amendments thereto) or a written summary document of all material terms of any such Benefit Plan that is not in writing, (ii) the most recent summary plan description and any other notice or description provided to employees (as well as any modifications or amendments thereto), (iii) the three most recent copies of such Benefit Plan's actuarial valuations, trustee reports and audited financial statements, (iv) any applicable trust agreements, (v) the three most recent annual reports, with accompanying schedules and attachments, filed with respect to such Benefit Plan required to make such a filing, (vi) the most recently received determination letter, if any, issued by the Internal Revenue Service and each currently pending application for a determination letter with respect to any Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vii) all material records, notices and filings concerning Internal Revenue Service ("IRS") or Department of Labor audits or investigations within the past three (3) years, and  (viii) the last three years non-discrimination testing for any Benefit Plan intended to qualify under Section 401(a) of the Code and all corrective actions taken with respect to such testing.

(c)
Vessel has maintained, operated, administered and performed all obligations under the Benefit Plans in compliance with the terms of such Benefit Plans and all applicable laws, including the applicable requirements of ERISA and the Code, in all material respects.  With respect to each Benefit Plan within the past three (3) years, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Benefit Plan have occurred, (ii) no lien has been imposed under the Code, ERISA or any other applicable law, and (iii) no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) have occurred.  Vessel has not made any filing in respect of any Benefit Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.  No Benefit Plan, and neither Vessel nor any Benefit Plan fiduciary with respect to any Benefit Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Body, nor is any such audit or investigation pending or, to the Knowledge of Vessel Management, threatened.

(d)
Schedule 4.13(d) identifies each of the Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code ("Qualified Plans").  Each Qualified Plan has received a favorable determination letter from the IRS, all IRS qualification determination letters remain in effect and have not been revoked and, to the Knowledge of Vessel Management, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Qualified Plan.  Each trust established in connection with any Qualified Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(e)
Except as set forth on Schedule 4.13(e), no Benefit Plan is, and neither Vessel nor any of its ERISA Affiliates contributes to, or has any liability or obligation, whether fixed or contingent, with respect to (i) Retirement Defined Benefit Arrangement, (ii) any multiemployer plan (within the meaning of Section 3(37) of ERISA), (iii) any single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iv) any "multiple employer plan" (within the meaning of Section 413(c) of the Code), or (v) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(f)
Vessel has made, in all material respects, full and timely payment of, or have accrued pending full and timely payment of, all amounts (including all payments, benefits, contributions and premiums related to each Benefit Plan) which are required under the terms of each Benefit Plan and in accordance with applicable law.  Except as disclosed in Schedule 4.13(f), Vessel has no material unfunded liabilities with respect to any Benefit Plan.  For purposes of this Section 4.13(f), unfunded liabilities shall not include earned but unpaid vacation entitlements or other fringe benefits payable in the ordinary course of business.

(g)
Except as set forth in Schedule 4.13(g), other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending or, to the Knowledge of Vessel Management, threatened (i) against any of the Benefit Plans or any administrator or fiduciary thereof or against the assets of any of the Benefit Plans, or (ii) by or on behalf of any of the Benefit Plans.  No event has occurred, and there exists no condition or set of circumstances in connection with any of the Benefit Plans as to which Vessel could, directly or indirectly, be subject to any liability under ERISA, the Code or any other applicable law, except liability for benefits claims and funding obligations payable in the ordinary course of business, consistent with past practice.

(h)
Except as set forth in Schedule 4.13(h) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director or other service provider of Vessel to any payment; (ii) increase the amount of compensation or benefits due to any such employee, former employee, consultant, director or other service provider; or (i) accelerate the funding, time of vesting or payment of any compensation, equity award or other right or benefit.

(i)
With respect Benefit Plan that is a "welfare plan" within the meaning of Section 3(2) of ERISA, (i) each such Benefit Plan for which contributions are claimed as deductions under any provision of the Code is in compliance with all applicable laws and requirements pertaining to such deduction and (ii) any such Benefit Plan that is a "group health plan" (within the meaning of the Code) complies in all material respects and has been operated in compliance in all material respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA ("COBRA") and the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations and guidance thereunder.  None of the Benefits Plans provides health, accident, disability, life or other welfare benefits to any current or former employees, directors, consultants or retirees of Vessel (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such employee, director, consultant or retiree, other than health continuation coverage pursuant to COBRA.

(j)
Except as set forth on Schedule 4.13(a), the obligations of all Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.  No Benefit Plan is (i) a voluntary employee benefit association under Section 501(a)(9) of the Code, (ii) maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider, or (iii) maintained or entered into by any Affiliate of Vessel.

(k)
Except as set forth in Schedule 4.13(k), all undisputed consulting, actuarial, trusteeship, accounting, investment and other fees, charges and expenses of whatever nature with respect to Benefit Plans for which an account or invoice has been delivered have been paid in the ordinary course of business.

(l)
There are no actions, audits, investigations, suits or claims pending or, to the Knowledge of Vessel Management, threatened in relation to the provision of immigration or tax assistance by Vessel for or on behalf of any employee.

(m)
Each Benefit Plan which is a "nonqualified deferred compensation" plan within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, and has been in material documentary compliance with Section 409A of the Code.  No compensation has been or would reasonably be expected to be includable in the gross income of any "service provider" (within the meaning of Section 409A of the Code) of Vessel as a result of the operation of Section 409A of the Code.  No award (and no agreement or promise by Vessel to make an award) under any Benefit Plan that provides for the granting of equity, equity-based rights, equity derivatives or options to purchase equity (including, for the avoidance of doubt, Vessel Options) has been backdated or has been granted with a purchase price that is less than the fair market value of such equity as of the applicable grant date.

(n)
Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any "parachute payment" under Section 280G of the Code (or any corresponding provision of federal, state, provincial, territorial, local, or foreign Tax law).

(o)
There is no contract, agreement, plan or arrangement to which Vessel is a party which requires Vessel to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

Section 4.16	Employee Relations and Agreements.
(a)
Schedule 4.14(a) sets forth a true and complete listing, as of the date hereof, of the names, titles, annual base salary or hourly wage rate, as applicable, date of hire, bonus opportunity, accrued vacation and paid-time-off, principal work location (including country), status as a full-time or part-time employee, status as a regular, contract or temporary employee, and leave status of all employees of Vessel whose annual compensation is in excess of $50,000.  Vessel shall update such Schedule to be current as of a date that is no earlier than ten (10) days prior to the Closing Date and no later than the Closing Date and shall provide such updated schedule to Flora no later than the Closing Date.

(b)
Schedule 4.14(b) contains a list of all independent contractors, consultants, agents or agency employees currently engaged by Vessel at a rate that is likely to exceed $75,000, along with the position, date of retention and rate of remuneration for each such Person.  Vessel has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.  Each such independent contractor, consultant, agent or agency employee has entered into customary covenants regarding confidentiality, non-competition and assignment of intellectual property in such Person's agreement with Vessel.

(c)
Vessel is in compliance, in all material respects, with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, terms and conditions of employment of employees, former employees and prospective employees, wages and hours and any other labor and employment related matters, in each case, with respect to employees, and has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees.  Vessel is not a party to, or otherwise bound by, any consent decree with, or citation from, any Governmental Body relating to employees or employment practices.

(d)
Except as set forth in Schedule 4.14(f), there are no pending Actions against Vessel and, to the Knowledge of Vessel Management, there are no Actions threatened against Vessel, in any case, with respect to any of its current or former employees or otherwise pertaining to the employment of labor, including, without limitation, those relating to the payment of wages (including salary or overtime pay), hours, collective bargaining, employment discrimination, sexual harassment, workers' compensation, and the payment or withholding of taxes.

Section 4.17	Environmental Matters.
(a)	Except as set forth in Schedule 4.15, and except as would not reasonably be expected to result in a Material Adverse Effect on Vessel:
(i)
to the Knowledge of Vessel Management, Vessel (A) possesses all Governmental Permits currently required under Environmental Laws to conduct its business, and (B) is in compliance with the terms and conditions of such Governmental Permits;

(ii)	to the Knowledge of Vessel Management, Vessel is in compliance with all applicable Environmental Laws;
(iii)	to the Knowledge of Vessel Management, there are no Actions pending against, and there is no Court Order outstanding against, Vessel under any Environmental Law; and
(iv)
to the Knowledge of Vessel Management, Vessel has not released Hazardous Materials at any Leased Real Property under conditions that would reasonably be expected to result in liability of Vessel under any Environmental Law.

(b)	This Section 4.15 contains the sole representations and warranties made by Vessel Management with respect to Environmental Laws, Hazardous Materials, or any other environmental matter.
Section 4.18	No Undisclosed Liabilities.
Except as set forth in Schedule 4.16 or reflected in the Interim Balance Sheet, to the Knowledge of Vessel Management Vessel has no liabilities (other than liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vessel), except for liabilities (i) reserved against or disclosed in the Financial Statements or the notes thereto, (ii) incurred in the ordinary course of business since the Interim Balance Sheet Date consistent in amount and kind with past practice or (iii) disclosed in this Agreement or any of the Disclosure Schedules.
Section 4.19	Working Capital.
Vessel's Working Capital is not less than $1.0 million as of the date of this Agreement.

Section 4.20	Condition of Assets.
Except as set forth in Schedule 4.18, the equipment and other tangible personal property of Vessel necessary to operate the business and the buildings and structures located on any Leased Real Property are in all material respects in adequate condition to operate the business of Vessel as it has been conducted (subject to normal wear and tear and required repairs that would not have a Material Adverse Effect on Vessel).
Section 4.21	Customers and Suppliers.
Schedule 4.19 sets forth a complete list, as of the date hereof, of names and addresses of the five largest customers of Vessel (collectively, the "Major Customers") and the five largest suppliers of Vessel  (collectively, the "Major Suppliers"), measured in each case by dollar volume of purchases or sales during the twelve months ended June 30, 2021, and the dollar amount of purchases or sales which each such Major Customer or Major Supplier represented during the twelve months ended June 30, 2021.  Except as set forth in Schedule 4.19, no Major Supplier or Major Customer has, during the last twelve (12) months through the date hereof, materially decreased, or materially changed the terms of, or, to the Knowledge of Vessel Management, threatened to cease, materially decrease or materially change the terms of, its provision of services, purchases or receipt of supplies to or from Vessel.
Section 4.22	Insurance.
Vessel currently maintains policies of general liability and property, workers' compensation and other forms of insurance, as applicable, in such amounts and against such risks and losses, and including such levels of self-insured retention, as are required and shall use reasonable efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date.
Section 4.23	Related Party Transactions.
Except as set forth in Schedule 4.21(a) and except for compensation, benefits received in the ordinary course of business by employees, directors or consultants of Vessel, there are no material agreements or Contracts between Vessel and any Person who is or was an officer, director, equity holder or Affiliate of Vessel or any Affiliate or any member of the "immediate family" (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate (each such Contract and any Contract or obligation listed on Schedule 4.21(b), an "Affiliate Agreement"), and no such Person has any material interest in any asset, right or property of or used by Vessel.  Schedule 4.21(b) lists all material Contracts or other binding arrangements providing compensation, benefits, advances, loans or other payments made or to be made to any of the foregoing Persons that are in effect or that were in effect during the past year, to the extent not listed on Schedule 4.21(a).
Section 4.24	No Brokers.
Except as set forth in Schedule 4.22, neither Vessel nor any Person acting on Vessel's behalf has incurred, paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF FLORA
As an inducement to Vessel to enter into this Agreement and to consummate the transactions contemplated hereby, Flora represents and warrants to Vessel, as of the date of this Agreement and as of the Closing Date, as follows:
Section 5.1	Organization of Flora.
(a)
Flora is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Flora is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Flora.  Flora has all requisite power and authority to own or lease and operate its assets and to carry on its businesses.

(b)
The authorized capital of Flora consists of an unlimited number of Flora Shares.  As September 24, 2021, there were (i) 45,428,485 Flora Shares issued and outstanding, (ii) options providing for the issuance of 4,458,881 Flora Shares upon the exercise thereof; (iii) warrants providing for the issuance of 6,488,000 Flora Shares upon the exercise thereof.  Other than as disclosed in the Flora Public Record, Flora has no other outstanding agreement, subscription, warrant, option, right or commitment or other right or privilege (whether by law, pre-emptive or contractual), nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment, obligating it to issue or sell any Flora Shares or other securities, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Flora Shares or other security other than any rights, agreements, arrangements or commitments which would not have a Material Adverse Effect on Flora.  Flora Shares are listed for trading on the Nasdaq Global Market and, except for such listing and trading, no securities of Flora are listed or quoted for trading on any other stock or securities exchange or market or registered under any securities laws.

Section 5.2	Authority of Flora; Conflicts.
(i)
Flora has the power and authority to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement has been duly authorized and approved by Flora's Board of Directors and does not require any further authorization or consent of Flora or its stockholders.  This Agreement has been duly authorized, executed and delivered by Flora and (assuming the valid authorization, execution and delivery of this Agreement by Vessel and the Sellers' Representative) is the legal, valid and binding agreement of Flora enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization,

(ii)	moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.
(iii)
Neither the execution and delivery of this Agreement by Flora or the consummation by Flora of any of the transactions contemplated hereby nor compliance by Flora with or fulfillment of the terms, conditions and provisions hereof will  (with or without notice or lapse of time or both), assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.2(ii)(B):

(A)
conflict with, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Organization Document of Flora, (2) any note, instrument, mortgage, lease, franchise, financial obligation or other contract or agreement to which Flora is a party or any of its properties is subject or by which Flora is bound, (3) any Court Order to which Flora is a party or by which it is bound or (4) any material Requirements of Law applicable to or affecting Flora, other than, in the case of clauses (2), (3) or (4) above, any such violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Flora to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or

(B)
require approval, consent, authorization or act of, or the making by Flora of any material declaration, filing or registration with, any Person, except for compliance with and filings under the Competition Laws (as applicable).

Section 5.3	No Violation, Litigation or Regulatory Action.
Except as set forth in the Flora Public Record:
(a)
there are no Actions pending or, to the knowledge of Flora, threatened against Flora which are reasonably expected to materially impair the ability of Flora to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and

(b)	there is no Action pending or, to the knowledge of Flora, threatened that questions the legality of the transactions contemplated by this Agreement.
Section 5.4	Flora Financial Statements.
The Flora Financial Statements have been, and all financial statements of Flora which are publicly disseminated by Flora in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS") (except as may be indicated in the notes thereto and subject, in the case of the Flora Unaudited Financial Statements, to normal and recurring year-end adjustments that, would not be reasonably likely to have a Material Adverse Effect on Flora) applied on a basis consistent with those of previous periods and in accordance with applicable Laws in all material respects.  Flora Financial Statements, together with the related management's discussion and analysis of financial condition and results of operations in the case of the Flora Audited Financial Statements, present fairly, in all material respects,  the consolidated financial condition of Flora and its subsidiaries, on a consolidated basis, as at the respective dates thereof and the consolidated results of operations changes in shareholders' equity and cash flows of Flora for the periods covered thereby.  Flora does not intend to correct or restate, nor, to the knowledge of Flora is there any basis for any correction or restatement of, any aspect of any of Flora Financial Statements (other than any corrections or restatement required as a result of changes in IFRS that have retroactive application).
Section 5.5	Absence of Certain Changes.
Since June 30, 2021, except as disclosed in the Flora Public Record:
(a)	Flora and its subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice, except for the transactions contemplated hereby; and
(b)
there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to require the filing of a material change report under applicable securities laws or have a Material Adverse Effect.

Section 5.6	Securities Laws Matters.
Flora has filed in a timely manner all documents that Flora was required to file with the SEC pursuant to Section 12(b) of the Securities Act. As of their respective filing dates, all documents filed by Flora with the SEC (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  None of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Flora SEC Documents.  Flora Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Global Market. Flora is in compliance with all applicable listing and corporate governance rules of the Nasdaq Global Market and has taken no action designed to, or likely to have the effect of, terminating the registration of Flora Shares under the Securities Act or delisting the Shares from the Nasdaq Global Market, nor has Flora received any notification that the SEC or the Nasdaq Global Market is contemplating terminating such registration or listing.  Flora is not registered and is not required to be registered as an "investment company" under the United States Investment Company Act of 1940.

Section 5.7	Financial Ability.
At the Closing Flora will have sufficient funds available to consummate the transactions contemplated hereby, including to pay the Cash Merger Consideration and all related fees and expenses for which Flora will be responsible.
Section 5.8	No Brokers.
Except as set forth in Schedule 5.8, neither Flora nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
Section 5.9	Flora Shares.
All shares of the Stock Merger Consideration will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.
Section 5.10	Acknowledgement and Representations by Flora.
Without limiting and subject to Vessel's representations, warranties, covenants and agreements contained in this Agreement, (x) Flora acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Vessel, and to Flora's knowledge, it has been furnished with or given full access to such information about Vessel and its business and operations as Flora has requested, and (y) in entering into this Agreement, Flora has relied solely upon its own investigation and analysis and the representations, warranties, covenants and agreements of Vessel set forth in this Agreement.

ARTICLE 6

ACTION PRIOR TO THE CLOSING DATE
The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:
Section 6.1	Access to Information.
Vessel shall afford to the officers, employees and authorized representatives of Flora (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and financial records of Vessel to the extent Flora shall reasonably deem necessary or desirable and shall furnish to Flora or its authorized representatives such additional information concerning Vessel as shall be reasonably requested; provided, however, that Vessel shall not be required to violate any obligation of confidentiality to which Vessel is subject or to waive any privilege which it may possess in discharging its obligations pursuant to this Section 6.1.
Section 6.2	Notification.
From the date hereof until the Closing, Vessel shall disclose to Flora in writing any material variances from its representations and warranties contained in Article 4 and promptly upon discovery thereof; such disclosures, solely to the extent made in order to disclose matters that first occurred after the date of this Agreement (other than as a result of a breach of any covenant or agreement in this Agreement (including Section 6.4) by Vessel) ("New Facts"), if delivered to Flora at least ten (10) Business Days prior to the Closing Date, shall amend and supplement the Disclosure Schedules in the form of "Updated Schedules" delivered to Flora.  The disclosure of New Facts by Vessel pursuant to this Section 6.2, solely to the extent Updated Schedules with respect to such New Facts have been delivered to Flora at least ten (10) Business Days prior to the Closing Date, shall be deemed to modify each and every one of the representations and warranties of Vessel under this Agreement as of the Closing Date and in no event will Vessel have any liability to Flora based upon, arising out of or otherwise in respect of any New Fact pursuant to this Agreement; provided, however, that if the New Fact that is included in the Updated Schedules causes any of the representations or warranties of Vessel made hereunder not to be true and correct (disregarding the effect of the Updated Schedules), Flora shall have the right to terminate this Agreement (exercisable at any time by providing written notice to Vessel to that effect, notwithstanding anything to the contrary in Article 10).
Section 6.3	Consents of Third Parties.
(a)
Vessel and Flora will act diligently and reasonably in attempting to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other party, required to be obtained from any party (other than a Governmental Body) to consummate the transactions contemplated by this Agreement as set forth on Schedule 6.3(a); provided, however, that such action shall not include any requirement of Flora, Vessel or any of their respective Affiliates to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.  Without limiting the foregoing and subject to the proviso in the preceding sentence, (i) with respect to any Leased Real Property that pursuant to the terms of its lease a notice to (but not the consent or approval of) the landlord is required in connection with the consummation of the transactions contemplated by this Agreement, Vessel shall give such notice (in form and substance reasonably satisfactory to Flora) prior to the Closing Date, and (ii) with respect to any Leased Real Property that pursuant to the terms of its lease the consent or approval of the landlord is required in connection with the consummation of the transactions contemplated by this Agreement, Vessel shall use reasonable efforts to obtain such consent or approval (in form and substance reasonably satisfactory to Flora) prior to the Closing Date, provided that neither Vessel, nor any of its Affiliates shall be required to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to obtain such consents.

(b)
Upon the terms and subject to the conditions set forth in this Agreement, Vessel and Flora agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 6.4	Operations Prior to the Closing Date.
(a)
Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Flora (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Closing, Vessel shall: (i) conduct its business in all material respects in the ordinary course of business consistent with past practices; and (ii) use its commercially reasonable efforts to preserve intact in all material respects the business organization, Intellectual Property (and rights with respect thereto), goodwill, and relationships with customers and suppliers with which it has significant business relationships.

(b)
From the date hereof until the Closing, except as (i) otherwise expressly contemplated by this Agreement, the Disclosure Schedules or the Capital Budget or (ii) consented to in writing by Flora, Vessel shall not:

(iii)	amend its Organizational Documents;
(iv)	other than pursuant to the Vessel Exercise and Cancellation Agreements, issue, transfer or sell any Equity Interests of Vessel;
(v)	declare, set aside, make or pay any dividends or other distributions with respect to any of its Equity Interest;
(vi)	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization;
(vii)	commence, waive, settle or satisfy any material claim or Action;
(viii)
other than the Transaction Costs, incur Indebtedness in excess of $50,000 individually or $100,000 in the aggregate or make any loans, advances or capital contributions to, or investments in, any Person other than Vessel;

(ix)	except as required to comply with applicable Requirements of Law or the terms of any Benefit Plan disclosed on Schedule 4.13(a):
(A)	hire any employee, consultant or director, other than in ordinary course with annual compensation in excess of $50,000;
(B)
promise, increase or establish any compensation or benefits of, or pay or grant any bonus, severance pay, or equity-linked awards to, any current or former director, officer, employee or consultant of Vessel;

(C)
pay to any current or former director, officer, employee or consultant of Vessel any benefit not provided for under any Benefit Plan other than the payment of annual base salaries or hourly wages (as applicable) in the ordinary course of business consistent with past practice and applicable law;

(D)
other than pursuant to the exercise of Vessel Options, grant any equity or equity-linked awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock units or restricted stock);

(E)	take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan;
(F)	accelerate the vesting or payment of any compensation or benefit (whether under any Benefit Plan or otherwise); or
(G)	enter into, adopt, amend, modify or terminate any Benefit Plan.
(x)	subject any of the properties or assets (whether tangible or intangible) Vessel to any Encumbrances, except for Permitted Encumbrances;
(xi)
sell, transfer, lease, license, pledge, abandon, fail to maintain or encumber any tangible or intangible assets of Vessel (including Intellectual Property), except (A) pursuant to a Business Agreement in existence as of the date of this Agreement, (B) Permitted Encumbrances, and (C) in the ordinary course of business consistent with past practice;

(xii)	enter into commitments for capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;
(xiii)	enter into, or agree to enter into, any merger or consolidation with any Person;
(xiv)
(A) enter into any Contract that would be a Business Agreement if entered into prior to the date of this Agreement, other than any such Contracts entered into in the ordinary course of business consistent with past practice, or (B) modify, supplement, amend, terminate (except termination due to expiration of a Contract in accordance with its terms) or grant a waiver under any Business Agreement, other than (except in the case of an Affiliate Agreement) in the ordinary course of business;

(xv)	enter into any material joint venture, partnership or other similar commitment, without Flora's consent;
(xvi)	acquire any Person or any material portion of its assets;
(xvii)	make any change in any method of accounting or accounting practice or policy, except to the extent required by Requirements of Law or GAAP;
(xviii)
make or change any Tax election, settle or compromise any Tax claim, change any annual Tax accounting period or any method of Tax accounting, enter into any closing agreement relating to Taxes, or consent to any extension of a statute of limitations applicable to Taxes, except to the extent required to comply with applicable Requirements of Law;

(xviiii)
(A) delay or cancel, other than in the ordinary course of business consistent with past practice, any of Vessel's (x) payment of accounts payable or any other liability to suppliers, vendors or others, (y) purchase of goods or services, or (z) the replacement of inoperable, worn out or obsolete assets with assets of comparable quality, or (B) accelerate the collections of accounts receivable or any other rights of Vessel, other than in the ordinary course of business consistent with past practice; or

(xx)	agree or commit or resolve to do any of the foregoing.
Section 6.5	Exclusive Dealing.
During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 10.1, Vessel shall not take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Flora and its Affiliates) concerning any purchase of the shares of capital stock of Vessel or any merger, sale of substantial assets or similar transaction involving Vessel (other than assets sold in the ordinary course of business).

ARTICLE 7

ADDITIONAL AGREEMENTS
Section 7.1	Tax Matters.
(a)	Tax Returns.
(i)
The Sellers' Representative shall prepare and timely file or cause to be prepared and timely filed when due (taking into account all extensions properly obtained) all Income Tax Returns required to be filed by or with respect to Vessel with respect to Pre-Closing Periods that are due after the Closing Date and the Sellers' Representative, on behalf of the Vessel Shareholders, shall timely remit, or cause to be remitted, any Taxes due in respect of such Tax Returns.  Flora shall timely prepare and file or cause to be timely prepared and filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to Vessel after the Closing Date with respect to taxable periods (or portions thereof) ending on or before the Closing Date, and Flora shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns.  With respect to Tax Returns to be filed by the Sellers' Representative or Flora pursuant to the preceding sentences that relate to taxable years or periods ending on or before the Closing Date, to the extent permitted by applicable law, such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns

(including any such position, election or method which would have the effect of (A) accelerating income to periods for which the Vessel Shareholders are liable or deferring deductions to periods for which Flora is liable or (B) deferring income to periods for which Flora is liable or accelerating deductions to periods for which the Vessel Shareholders are liable), except as required by Law or pursuant to the terms of this Agreement.  Income Tax Returns or other annual Tax Returns prepared by Flora or the Sellers' Representative pursuant to this Section 7.1(a)(i) shall be submitted to the Sellers' Representative (in the case of Flora prepared Tax Returns) and to Flora (in the case of the Sellers' Representative prepared Tax Returns) not later than twenty (20) days prior to the due date (including extensions) for filing such Tax Returns (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the other party prior to the due date, which approval may not be unreasonably withheld, conditioned or delayed.  The approval shall be deemed to have been granted if it is not explicitly withheld within fifteen (15) days of receipt of the draft Tax Return.  The Sellers' Representative, on behalf of the Vessel Shareholders, shall pay to Flora Taxes which are payable with any Tax Return to be filed by Flora pursuant to this Section 7.1(a) upon the written request of Flora, setting forth in reasonable detail the computation of the amount owed by the Vessel Shareholders, as the case may be, but in no event later than five (5) Business Days prior to the due date for paying such Taxes.

(ii)
For purposes of this Section 7.1(a), the portion of the Taxes that are allocable to the Vessel Shareholders with respect to the portion of a Straddle Period ending on the Closing Date shall (x) in the case of property, ad valorem and other Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending as of the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains, receipts, gross margins, employment, sales, use, or other Taxes imposed on a non-periodic basis reasonably allocable using a closing-of-the-books approach, be deemed equal to the amount that would be payable if the relevant Tax period ended as of the Closing Date pursuant to an interim closing-of-the-books.  Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date.  All determinations necessary to give effect to the allocations described in this Section 7.1(a)(ii) shall be made in a manner consistent with the prior practice, except for changes required by Law or fact.

(b)	Assistance and Cooperation. After the Closing Date, the Sellers' Representative and Flora shall (and shall cause their respective Affiliates to):

(i)	assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.1(a);
(ii)	cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Vessel;
(iii)	make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Vessel; and
(iv)
timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 2.12 (Withholding) and Section 7.1(c) (Transfer Taxes).

(c)
Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement ("Transfer Taxes") shall be paid by the Sellers' Representative, on behalf of the Vessel Shareholders when due. The Sellers' Representative will, at the Vessel Shareholders' expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable law, Flora will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  Flora and the Sellers' Representative agree to use commercially reasonable efforts to obtain any certificate, including a resale certificate, or other document from any Governmental Body as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d)	The parties hereto acknowledge and agree that the Shares are not "taxable Canadian property" within the meaning of the ITA.
Section 7.2	Contact with Customers and Suppliers.
Flora hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any non-management employee, franchisee, customer, supplier, distributor or other material business relation of Vessel prior to the Closing in connection with any matter relating to the transactions contemplated by this Agreement without the prior consent of Vessel.
Section 7.3	Appointment of the Sellers' Representative.
(a)
The Parties have appointed, and immediately upon, and pursuant to and by virtue of the execution of the Vessel Shareholder Consent by the Requisite Vessel Shareholders, and without the requirement of further action on the part of any Vessel Shareholder, each Seller shall be deemed to have consented to the appointment of James Choe as the "Sellers' Representative" to act as such Seller's true and lawful attorney-in-fact and agent and authorizes the Sellers' Representative acting for and on behalf of such Seller and in such Seller's name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with this Agreement and the transactions contemplated by this Agreement, as fully to all intents and purposes as such Seller might or could do in person, including:

(i)
to take any and all action on behalf of the Sellers from time to time as the Sellers' Representative may deem necessary or desirable to fulfill the interests and purposes of this Agreement (including this Section 7.3) and the consummation of the transactions contemplated hereby, and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith;

(ii)
to take any and all action on behalf of the Sellers from time to time as the Sellers' Representative may deem necessary or desirable to make or enter into any waiver, amendment, agreement, opinion, certificate or other document contemplated by this Agreement or otherwise related to this Agreement or the transactions contemplated hereby (including the consummation of the transactions contemplated by this Agreement);

(iii)	to deliver all notices required or permitted to be delivered by the Sellers; and
(iv)	to receive all notices required or permitted to be delivered to the Sellers.
(b)
Each of the Sellers grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Sellers' Representative may lawfully do or cause to be done by virtue hereof.  Each of the Sellers further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Sellers' Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Sellers' Representative pursuant to this Section 7.3, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents.

(c)
The Sellers' Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, (i) the Sellers' Representative shall not be liable to any Seller for any action taken or omitted by it or him hereunder or under any other document hereunder, or in connection therewith, except that the Sellers' Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct, (ii) the Sellers' Representative shall not be liable to any Seller for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from the other Sellers any payment in excess of the amount to which they are determined to have been entitled, and (iii) the Sellers' Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.  Each of the Sellers acknowledges and agrees that the Sellers' Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Sellers' Representative deems appropriate in such Sellers' Representative's sole discretion.

(d)
Flora may deal exclusively with the Sellers' Representative on any matters relating any Seller's interest in this Agreement, all other Transaction Documents to which the Sellers' Representative is a party or otherwise in connection with any of the transactions contemplated hereby and thereby, and shall be entitled to unconditionally rely on the Sellers' Representative's authority and assume that any action taken or omitted, or any document executed by, the Sellers' Representative in respect of the Sellers under or pursuant to this Agreement or the other Transaction Documents to which the Sellers' Representative is a party or in connection with any of the transactions contemplated hereby and thereby has been unconditionally authorized by each of the Sellers to be taken, omitted to be taken, or executed on their behalf, without any independent verification or investigation, so that each of the Sellers will be legally bound thereby as if such Seller had taken such action or omitted to take such action.   Flora and, from and after the Closing, Vessel is hereby relieved from any liability to any Person (including any Seller) for any acts done by or on behalf of Flora and, from and after the Closing, Vessel in accordance with such action, omission or execution of the Sellers' Representative, and each of the Sellers agrees not to institute any claim, lawsuit, arbitration or other Action against Flora or any of its Affiliates and Representatives alleging that the Sellers' Representative did not have the authority to act on behalf of each of the Sellers in connection with any such action, omission or execution.  Without limiting the generality of the foregoing, delivery of any amounts owing to any Seller pursuant this Agreement to the Sellers' Representative shall be deemed for all purposes hereunder delivery of such amounts to such Seller.  No modification or revocation of the power of attorney granted by the Sellers herein to the Sellers' Representative to serve as the Sellers' Representative shall be effective as against Flora or any of its respective Affiliates and Representatives until Flora has received a document signed by all of the Sellers effecting said modification or revocation.

Section 7.4	Brokers.
Without limiting anything contained in this Agreement (including with respect to Transaction Costs), each party shall be responsible for the payment of any amounts that such party or any Person acting on behalf of such party has become obligated to pay to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
Section 7.5	Appointment of Nominee to Flora's Board of Directors.
For a period of three (3) years following the Closing, the Sellers' Representative shall have the right to nominate one designee to stand for election as a member of Flora's Board of Directors and Flora shall recommend such nominee to its shareholders for election at its annual shareholders meetings; provided that any such subsequent nominee shall be subject to review and qualification by Flora's Corporate Governance and Nominating Committee.

Section 7.6	Indemnities and Directors' and Officers' Insurance
(a)
After the Effective time, Flora agrees to cause Vessel and its successors to honor its obligations pursuant to indemnities provided or available to past and present officers and directors of Vessel pursuant to the provisions of the Organizational Documents of Vessel and any written indemnity agreements which have been entered into between Vessel and its officers and directors, in each case as in effect immediately prior to the Closing.

(b)
Prior to the Closing Date, Vessel shall secure "run off" directors' and officers' liability insurance for its officers and directors, at its own expense, covering claims made prior to or within six (6) years after the Closing Date and Flora agrees to cause Vessel not to take or permit any action to be taken by or on behalf of Vessel to terminate or adversely affect such directors' and officers' insurance.

Section 7.7	Information Statement
Vessel shall prepare and deliver to the Vessel Shareholders an information statement for the Vessel Shareholders describing the transactions contemplated by this Agreement, including the Merger, including any and all information required by applicable Laws.  Such information statement, in the form delivered to the Vessel Shareholders, together with any and all amendments or supplements thereto, is herein referred to as the "Information Statement".  The Information Statement and any other materials submitted to the Vessel Shareholders in connection with the transactions contemplated by this Agreement shall be subject to prior review and approval by Flora, which approval shall not be unreasonably delayed or withheld. The obligations of this Section 7.7 are a condition and inducement of Flora and Acquisition Sub to enter into this Agreement and consummate the transactions contemplated hereby.
Section 7.8	Section 280G.
(a)
Vessel shall solicit and obtain, prior to the initiation of the requisite stockholder approval procedure set forth in Section 7.8(b), a waiver from each person whom Vessel reasonably believes is, with respect to Vessel, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval set forth in Section 7.8(b), and who might otherwise have, receive, or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

(b)
Promptly following the execution of this Agreement and after Vessel’s receipt of the waivers described in Section 7.8(a), Vessel shall submit to its stockholders for approval (in a manner that satisfies the applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder and is reasonably satisfactory to

Flora) by such number of stockholders as is required by Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments, benefits, accelerated vesting, options and/or stock provided pursuant to contracts or arrangements that have been waived in accordance with Section 7.8(a) and that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code (which determination shall be made by Vessel and shall be subject to review and approval by Flora, such approval not to be unreasonably withheld, conditioned or delayed) (such payments and/or benefits, the “Waived 280G Benefits”).  If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided.  No later than five (5) Business Days prior to the Closing Date, Vessel shall deliver to Flora evidence that a vote of the Vessel stockholders was solicited in accordance with the foregoing provision of this Section 7.8(b) and that either (i) the requisite number of votes of the Vessel stockholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF FLORA
The obligations of Flora under this Agreement shall, at the option of Flora, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
Section 8.1	No Misrepresentation or Breach of Covenants and Warranties.
(a)
Vessel and the Sellers' Representative shall have performed and complied in all material respects with all covenants and agreements herein required by this Agreement to be performed or complied with prior to the Closing (including delivery of the items set forth in Section 3.3).

(b)
Each of the representations and warranties of Vessel contained in this Agreement (as modified by the Disclosure Schedules but excluding any Updated Schedules delivered to Flora pursuant to Section 6.2) shall be true and correct as of the Closing as though made at the Closing (except to the extent that they expressly relate to an earlier date, in which case, as of such date), except for changes permitted by Section 6.2 of this Agreement or expressly consented to in writing by Flora, other than failures of representations and warranties to be true and correct in all respects (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Material Adverse Effect" set forth herein) as would not, individually or in the aggregate, have a Material Adverse Effect on Vessel.

(c)
There shall have been delivered to Flora a certificate to such effect, dated the Closing Date, signed by a duly authorized officer of Vessel and the Sellers' Representative, on behalf of each Seller, which certificate shall also certify to the satisfaction of the condition set forth in Section 8.2.

Section 8.2	No Material Adverse Effect.
Between the date hereof and the Closing Date, there shall not have been any Material Adverse Effect of Vessel.
Section 8.3	No Restraint.
No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby.
Section 8.4	Governmental Approvals.
No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and (x) has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or (y) would materially restrict or interfere with the operation of the business of Vessel after the Closing or would have a Material Adverse Effect, and no action or proceeding before any court or Governmental Body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.
Section 8.5	Vessel Shareholder Consent.
At the Closing, Vessel Shareholders representing at least 90% of the outstanding Shares shall have executed the Vessel Shareholder Consent and duly executed and delivered to Vessel or the Sellers' Representative a letter of transmittal which will be delivered to Flora.
Section 8.6	Third Party Consents.
Flora shall have received written evidence reasonably satisfactory to it that all consents on Schedule 6.3(a) have been obtained.
Section 8.7	Restrictive Covenant Agreements.
 Flora shall have received Restrictive Covenant Agreements that have been duly executed and delivered by each Management Party in form and substance reasonably satisfactory to Flora.
Section 8.8	Employment Agreements.
Flora shall have received Employment Agreements that have been duly executed and delivered by each Key Employee and Vessel in form and substance reasonably satisfactory to Flora.
Section 8.9	Working Capital.
Vessel’s Working Capital is not less than $1.0 million as of the Closing Date.

Section 8.10	Other Deliverables.
Flora shall have received all other deliverables set forth in Section 3.3.
Notwithstanding the failure of any one or more of the foregoing conditions, Flora may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF VESSEL
The obligations of Vessel under this Agreement shall, at the option of Vessel, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
Section 9.1	No Misrepresentation or Breach of Covenants and Warranties.
(a)
Flora shall have performed and complied in all material respects with all covenants and agreements herein required by this Agreement to be performed or complied with prior to the Closing (including delivery of the items set forth in Section 2.9 and Section 3.2).

(b)
Each of the representations and warranties of Flora contained in this Agreement shall be true and correct as of the Closing as though made at the Closing (except to the extent that they expressly relate to an earlier date, in which case, as of such date), except for changes permitted by this Agreement or expressly consented to in writing by Vessel, other than failures of representations and warranties to be true and correct in all respects (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Material Adverse Effect" set forth herein) as would not, individually or in the aggregate, have a material adverse effect on Flora's ability to consummate the transactions contemplated hereby.

(c)	There shall have been delivered to Vessel a certificate to such effect, dated the Closing Date, signed on behalf of Flora by a duly authorized officer of Flora.
Section 9.2	No Material Adverse Effect.
Between the date hereof and the Closing Date, there shall not have been any Material Adverse Effect of Flora.
Section 9.3	No Restraint.
No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby.
Section 9.4	Governmental Approvals.
No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and (x) has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or (y) would have a Material Adverse Effect, and no action or proceeding before any court or Governmental Body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

Section 9.5	Other Deliverables.
The Sellers' Representative (acting on behalf of the Sellers) shall have received all other deliverables set forth in Section 3.2.
Notwithstanding the failure of any one or more of the foregoing conditions, the Sellers' Representative (acting on behalf of the Sellers) may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver, except with respect to the requirement that any waiting period (or any extension thereof) under the Competition Laws shall have been expired or terminated and any consent or approval from any Governmental Body shall have been obtained.

ARTICLE 10

TERMINATION
Section 10.1	Termination.
Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:
(a)	by the mutual consent of Flora and Vessel;
(b)
by Flora in the event of any breach by Vessel of any of its covenants, agreements, representations or warranties contained herein which has resulted in (i) a Material Adverse Effect of Vessel, (ii) a material adverse effect on the ability of Vessel to consummate the transactions contemplated hereby, or (iii) any of the closing conditions set forth in Article 8 other than Section 8.2 not reasonably capable of being satisfied prior to the End Date; provided, however, that, subject to Section 10.1(d), if such breach is curable by Vessel through the exercise of commercially reasonable efforts and for so long as Vessel continues to exercise such commercially reasonable efforts, Flora may not terminate this Agreement under this Section 10.1(b);

(c)
by Vessel in the event of any breach by Flora of any of Flora's covenants, agreements, representations or warranties contained herein which has resulted in (i) a material adverse effect on Flora's ability to consummate the transactions contemplated hereby, or (ii) any of the closing conditions set forth in Article 9 not reasonably capable of being satisfied prior to the End Date; provided, however, that, subject to Section 10.1(d), if such breach is curable by Flora through the exercise of commercially reasonable efforts and for so long as Flora continues to exercise such commercially reasonable efforts, Vessel may not terminate this Agreement under this Section 10.1(c);

(d)
by Flora or Vessel if the Closing shall not have occurred on or before December 15, 2021 (the "End Date") (or such later date as may be mutually agreed in writing by Flora and the Vessel); provided, however, that no termination may be made under this Section 10.1(d) if the failure to close on or prior to such date shall be caused by the action or inaction of the terminating party (and in the case of Vessel, including for this purpose any of the Sellers); provided, further, that if, on the End Date, all of the conditions set forth in Article 8 and Article 9 have been satisfied and fulfilled or, if permissible pursuant to the terms hereof, waived, other than the conditions set forth in Section 8.4 and Section 9.4 hereto (and other than those conditions to be satisfied simultaneously at Closing), then the End Date shall automatically be extended until December 31, 2021; or

(e)	by Flora if the Vessel Shareholder Consent has not been obtained from the Requisite Supporting Shareholders within 48 hours after the execution and delivery hereof.
Section 10.2	Notice of Termination.
Any party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other party to this Agreement.
Section 10.3	Effect of Termination.
If this Agreement shall be terminated pursuant to this Article 10, all further obligations of the parties under this Agreement shall be terminated without further liability of any party to the other (other than the provisions of Sections 10.3, 11.2, 11.3, 11.8 and 11.12, which sections shall survive any termination of this Agreement); provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.
Section 10.4	Flora Damages.
If at any time after the execution of this Agreement, Flora terminates this Agreement pursuant to Section 10.1(b)(iii) (the "Flora Damages Event"), Vessel shall pay to Flora $1.0 million (the "Flora Damages Fee"), as liquidated damages in immediately available funds to an account designated by Flora within two (2) Business Days of such termination.  Following a Flora Damages Event, but prior to payment of the Flora Damages Fee as required, Vessel shall be deemed to hold such funds in trust for Flora.  Vessel shall only be obligated to pay the Flora Damages Fee once pursuant to this Section 10.4.
Section 10.5	Vessel Damages.
If at any time after the execution of this Agreement, Vessel terminates this Agreement pursuant to Section 10.1(c)(ii) (the "Vessel Damages Event"), Flora shall pay to Vessel $1.0 million (the "Vessel Damages Fee"), as liquidated damages in immediately available funds to an account designated by Vessel within two (2) Business Days of such termination.  Following a Vessel Damages Event, but prior to payment of the Vessel Damages Fee as required, Flora shall be deemed to hold such funds in trust for Vessel.  Flora shall only be obligated to pay the Vessel Damages Fee once pursuant to this Section 10.5.

Section 10.6	Injunctive Relief and Remedies.
Each party agrees that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the other Parties in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party shall be entitled to seek injunctive relief to restrain any breach or threatened breach by another party of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith, this being in addition to any other remedy to which such party may be entitled at law or in equity.  Each of the Parties acknowledges that the agreements contained in Section 10.4 and Section 10.5 are an integral part of the transaction contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement; and further that the payment of the Flora Damages Fee and in the circumstances set forth in Section 10.4 and the payment of the Vessel Damages Fee in the circumstances set forth in Section 10.5 is a payment of liquidated damages which is a genuine pre-estimate of the damages which Flora or Vessel, as applicable, shall suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and is not a penalty.  Vessel and Flora, as applicable, irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive.  Notwithstanding anything to the contrary herein, the limitations set forth in this Article 10 shall not apply in the event of willful breach of this Agreement by another party.

ARTICLE 11

GENERAL PROVISIONS
Section 11.1	Survival of Representations, Warranties and Covenants.
The representations and warranties contained herein shall terminate on, and may not be relied upon, by either party after the Closing.  Notwithstanding anything herein to the contrary, the limitations set forth in this Section 11.1 shall not apply with respect to claims of willful breach, fraud or intentional misrepresentation.
Section 11.2	No Public Announcement.
Neither Flora nor Vessel shall, or shall cause their Affiliate or representatives to, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Requirements of Law, in which case the other party shall be advised and the parties shall, to the extent practicable, use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any Requirements of Law, including disclosure obligations pursuant to the rules of any stock exchange.

Section 11.3	Notices.
All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or within two (2) Business Days after sent by registered or certified mail or by private courier addressed or sent by email transmission as follows:
If to Flora, to:
Flora Growth Corp.
198 Davenport Road
Toronto, Ontario M5R 1J2, Canada
Attention:  Matthew Cohen, Vice President, U.S. Legal
Email:  matt.cohen@floragrowth.com
with a copy to (which shall not constitute notice):
Bryan Cave Leighton Paisner LLP
1290 Avenue of the Americas
New York, New York 10104
Attention:  David E. Fisher
Email:  defisher@bclplaw.com
If to the Sellers or the Sellers' Representative, to:
c/o Vessel Brand, Inc.
2236 Rutherford Road, Suite 103
Carlsbad, CA 92008
Attention:  James Choe
Email:  james@vesselbrand.com
with a copy to  (which shall not constitute notice):
Stikeman Elliott LLP
Suite 4300, 888 - 3rd Street SW
Calgary, Alberta T2P 5C5
Attention:  Sony Gill
Email:  sgill@stikeman.com
If to Vessel (prior to Closing), to:
Vessel Brand, Inc.
2236 Rutherford Road, Suite 103
Carlsbad, CA 92008

Attention:  James Choe
Email:  james@vesselbrand.com
with a copy to  (which shall not constitute notice):
Stikeman Elliott LLP
Suite 4300, 888 - 3rd Street SW
Calgary, Alberta T2P 5C5
Attention:  Sony Gill
Email:  sgill@stikeman.com
or to such other address as such party may indicate by a notice delivered to the other party hereto.
Section 11.4	Successors and Assigns; No Third Party Rights.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement, except that no consent shall be required for any Flora to assign its rights and delegate its obligations to an Affiliate thereof; provided, that no such assignment or delegation shall relieve the assignor or delegor from its obligations hereunder.  Except as set forth in Section 7.6 and Article 10, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns and is not intended, nor shall be construed, to give any Person, including without limitation employees or former employees (including any beneficiary or dependent thereof) of Vessel, or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Benefit Plan, other than the parties hereto and their respective heirs, successors and permitted assigns any legal or equitable right, remedy or claim hereunder.
Section 11.5	Entire Agreement; Amendments.
This Agreement, the Exhibits and Schedules referred to herein  and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Flora and Vessel (if prior to the Closing) or the Sellers' Representative (if after the Closing).
Section 11.6	Interpretation.
Disclosure of any fact or item in any Disclosure Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement to the extent that the disclosure is reasonably apparent from its face to be applicable to such other Disclosure Schedule.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Disclosure Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business (except to the extent so explicitly provided), and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.  Pursuant to and in accordance with Section 6.2, Vessel may, from time to time prior to or at the Closing, deliver Updated Schedules to Flora.  No such Updated Schedule shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects.  Solely to the extent expressly provided in Section 6.2, (i) such Updated Schedules shall be effective to cure and correct any breach of any representation, warranty or covenant which would have existed if Vessel had not delivered such Updated Schedules, and (ii) all references to any Disclosure Schedule which is supplemented or amended as provided in Section 6.2 shall for all purposes be deemed to be a reference to such Disclosure Schedule as so supplemented or amended by such Updated Schedule.
Section 11.7	Waivers.
Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
Section 11.8	Expenses.
Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants, regardless of whether the transactions provided for in this Agreement are consummated.
Section 11.9	Partial Invalidity.
Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 11.10	Execution in Counterparts.
This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the Sellers' Representative, Vessel and Flora.
Section 11.11	Further Assurances.
Without limiting the provisions of Section 6.3 and subject thereto, upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.
Section 11.12	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules and exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.  Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 11.3.  Nothing in this Section 11.12, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.13	Specific Performance.
Vessel and Flora acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law.  Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
FLORA GROWTH CORP.
By:	/s/Luis Merchan
Name: Luis Merchan
Title: Chief Executive Officer

VESSEL ACQUISITION SUB, INC.
By:	/s/Matthew Cohen
Name: Matthew Cohen
Title: President

VESSEL BRAND, INC.
By:	/s/James Choe
Name: James Choe
Title: CEO

SELLERS' REPRESENTATIVE
/s/James Choe
James Choe